EXHIBIT 10.1
                                                                    ------------

                                                                  EXECUTION COPY





                            ASSET PURCHASE AGREEMENT


                                 BY AND BETWEEN


                               NAGALV - OHIO, INC.


                                       AND


                            GREGORY INDUSTRIES, INC.












                          DATED AS OF FEBRUARY 28, 2005




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                                    TABLE OF
                                    CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I DEFINITIONS......................................................... 9
   Section 1.1.     Definitions............................................... 9
   Section 1.2.     Other Definitions.........................................12


ARTICLE II PURCHASE AND SALE..................................................14
   Section 2.1.     Agreement to Purchase and Sell............................14
   Section 2.2.     Assets....................................................14
   Section 2.3.     Excluded Assets...........................................15
   Section 2.4.     Assumed Liabilities.......................................16
   Section 2.5.     Excluded Liabilities......................................17


ARTICLE III PURCHASE PRICE; ADJUSTMENTS; ALLOCATIONS..........................18
   Section 3.1.     Purchase Price............................................18
   Section 3.2.     Payment of Purchase Price.................................18
   Section 3.3.     Allocation of Purchase Price..............................18
   Section 3.4.     Allocation of Certain Items...............................18
   Section 3.5.     Adjustment of Purchase Price for Accounts Receivable......19


ARTICLE IV REPRESENTATIONS AND WARRANTIES OF COMPANY..........................19
   Section 4.1.     Organization..............................................19
   Section 4.2.     Authorization.............................................19
   Section 4.3.     Absence of Restrictions and Conflicts.....................20
   Section 4.4.     Real Property.............................................20
   Section 4.5.     Title to Assets; Related Matters..........................21
   Section 4.6.     Financial Statements......................................22
   Section 4.7.     Inventory and Products....................................22
   Section 4.8.     No Undisclosed Liabilities................................23
   Section 4.9.     Absence of Certain Changes................................23
   Section 4.10.    Legal Proceedings.........................................23
   Section 4.11.    Compliance with Law.......................................23
   Section 4.12.    Company Contracts.........................................24
   Section 4.13.    Insurance Policies........................................25
   Section 4.14.    Environmental, Health and Safety Matters..................26
   Section 4.15.    Intellectual Property; Software...........................27
   Section 4.16.    Transactions with Affiliates..............................28
   Section 4.17.    Nondisclosed Payments.....................................29
   Section 4.18.    Customer and Supplier Relations...........................29
   Section 4.19.    Notes and Accounts Receivable.............................30
   Section 4.20.    Licenses and Permits......................................30
   Section 4.21.    Brokers, Finders and Investment Bankers...................31
   Section 4.22.    Product and Service Warranties............................31
   Section 4.23.    Ethical Practices.........................................31
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   Section 4.24.    Disclosure................................................31
   Section 4.25.    Solvency..................................................32
   Section 4.26.    Representations...........................................32


ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER.........................32
   Section 5.1.     Organization..............................................32
   Section 5.2.     Authorization.............................................33
   Section 5.3.     Absence of Restrictions and Conflicts.....................33
   Section 5.4.     Brokers, Finders and Investment Bankers...................33
   Section 5.5.     Additional Representations and Warranties.................34


ARTICLE VI CERTAIN COVENANTS AND AGREEMENTS...................................34
   Section 6.1.     Conduct of Business by the Company........................34
   Section 6.2.     Inspection and Access to Information......................36
   Section 6.3.     Notices of Certain Events.................................37
   Section 6.4.     Interim Financials........................................38
   Section 6.5.     No Solicitation of Transactions...........................38
   Section 6.6.     Reasonable Efforts; Further Assurances; Cooperation.......38
   Section 6.7.     Consents..................................................39
   Section 6.8.     Public Announcements......................................40
   Section 6.9.     Supplements to Schedules..................................40
   Section 6.10.    Insurance.................................................41
   Section 6.11.    Non-Competition...........................................41
   Section 6.12.    Trademarks; Tradenames....................................43
   Section 6.13.    Risk of Loss..............................................43
   Section 6.14.    Customer Visits...........................................43
   Section 6.15.    Payment of Retained Liabilities...........................43
   Section 6.16.    Removing Excluded Assets..................................44
   Section 6.17.    Customer and Other Business Relationships.................44


ARTICLE VII TAX MATTERS.......................................................44
   Section 7.1.     Definitions...............................................44
   Section 7.2.     Tax Matters...............................................45
   Section 7.3.     Tax Cooperation; Allocation of Taxes......................45


ARTICLE VIII EMPLOYEE BENEFITS................................................46
   Section 8.1.     Representations Regarding Officers and Employees..........46
   Section 8.2.     Representations Regarding Company and Employee
                    Benefit Plans.............................................47
   Section 8.3.     Representations Regarding Labor Relations.................48
   Section 8.4.     Employees.................................................50
   Section 8.5.     Company's Employee Benefit Plans..........................51
   Section 8.6.     Purchaser Benefit Plans...................................52
   Section 8.7.     Continuation of Administrative Services and
                    Insurance Coverage........................................53
   Section 8.8.     No Third Party Beneficiaries..............................53


ARTICLE IX CONDITIONS TO CLOSING..............................................53
   Section 9.1.     Conditions to Each Party's Obligations....................53

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   Section 9.2.     Conditions to Obligations of the Purchaser................54
   Section 9.3.     Conditions to Obligations of the Company..................56


ARTICLE X CLOSING ............................................................56


ARTICLE XI TERMINATION........................................................57
   Section 11.1.    Termination...............................................57
   Section 11.2.    Specific Performance and Other Remedies...................58
   Section 11.3.    Effect of Termination.....................................58


ARTICLE XII INDEMNIFICATION...................................................58
   Section 12.1.    Indemnification Obligations of the Company................58
   Section 12.2.    Indemnification Obligations of the Purchaser..............59
   Section 12.3.    Indemnification Procedure.................................60
   Section 12.4.    Claims Period.............................................62
   Section 12.5.    Limitations...............................................64
   Section 12.6.    Investigations............................................65
   Section 12.7.    Acknowledgement of the Parties............................65
   Section 12.8.    Post-Closing Remediation Plan on Outstanding
                    Environmental Orders......................................65
   Section 12.9.    Letter of Credit..........................................67
   Section 12.10.   Insurance Proceeds........................................67


ARTICLE XIII MISCELLANEOUS PROVISIONS.........................................67
   Section 13.1.    Notices...................................................67
   Section 13.2.    Schedules and Exhibits....................................68
   Section 13.3.    Assignment; Successors in Interest........................68
   Section 13.4.    Number; Gender............................................69
   Section 13.5.    Captions..................................................69
   Section 13.6.    Controlling Law; Amendment................................69
   Section 13.7.    Consent to Jurisdiction, Etc..............................69
   Section 13.8.    Waiver of Jury Trial......................................69
   Section 13.9.    Severability..............................................70
   Section 13.10.   Counterparts..............................................70
   Section 13.11.   Enforcement of Certain Rights.............................70
   Section 13.12.   Waiver; Remedies Cumulative...............................70
   Section 13.13.   Integration...............................................70
   Section 13.14.   Cooperation Following the Closing.........................71
   Section 13.15.   Transaction Costs; Expenses...............................71

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                                LIST OF EXHIBITS

Exhibit 9.1(c)             Form of Transition Services Agreement
Exhibit 9.1(d)             Form of Galvanizing and Fabrication Agreement
Exhibit 9.1(e)             Form of Lease Agreement
Exhibit 9.2(d)             Form of Company Certificate
Exhibit 9.2(h)             Form of Company's Counsel Opinion
Exhibit 9.2(j)(i)          Form of Bill of Sale
Exhibit 9.2(j)(ii)         Form of Assignment and Assumption Agreement


                                LIST OF SCHEDULES

Schedule 2.4(b)(ii)        Current Liabilities
Schedule 3.3               Allocation of Purchase Price
Schedule 4.3               Restrictions and Conflicts
Schedule 4.4(a)            Owned Real Property
Schedule 4.4(b)            Leased Real Property
Schedule 4.5               Title Exceptions
Schedule 4.6               Financial Statement Exceptions
Schedule 4.8               No Undisclosed Liabilities
Schedule 4.9               Absence of Certain Changes
Schedule 4.10              Legal Proceedings
Schedule 4.11              Compliance with Law
Schedule 4.12              Company Contracts
Schedule 4.13              Insurance Policies
Schedule 4.14              Environmental, Health and Safety Matters
Schedule 4.15(a)           Intellectual Property
Schedule 4.15(b)           Company Software
Schedule 4.16              Transactions with Affiliates
Schedule 4.18(a)           Major Suppliers
Schedule 4.18(b)           Major Customers
Schedule 4.19(a)           Accounts Receivable
Schedule 4.20              Licenses and Permits
Schedule 4.21              Brokers
Schedule 4.22              Product and Service Warranties
Schedule 6.12              Company Trademarks and Tradenames
Schedule 8.1               All Officers and Employees
Schedule 8.2               Company Benefit Plans
Schedule 8.3               Labor Relations
Schedule 8.4(a)            Employees



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                            ASSET PURCHASE AGREEMENT
                            ------------------------

     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of February 28, 2005, is made and entered into by and between NAGalv - Ohio, Inc., a Delaware corporation ("Purchaser"), and Gregory Industries, Inc., an Ohio corporation (the "Company"). The Purchaser and the Company are sometimes individually referred to herein as a "Party" and collectively as the "Parties." The term "Company" as used in this Agreement includes Gregory Industries, Inc. and its subsidiaries.

     WHEREAS, the Company conducts an after-fabrication hot-dip galvanizing business (the "Business");

     WHEREAS, the Parties desire to enter into this Agreement pursuant to which the Company proposes to sell to the Purchaser, and the Purchaser proposes to purchase from the Company, all of the assets used or held for use by the Company in the conduct of the Business as a going concern, and the Purchaser proposes to assume certain of the liabilities and obligations of the Company (the "Acquisition"); and

     WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Acquisition.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     SECTION 1.1.  DEFINITIONS.

     (a)  The following Terms, as used herein, have the following meanings:

          "Accounts Receivable" means (i) all trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company and the full benefit of all security for such accounts and (ii) any claim, remedy or other right related to any of the foregoing.

          "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, "control," when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

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          "Associate" means, with respect to any Person, (i) any corporation or organization (other than a majority-owned subsidiary) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director of officer of an entity or any of its parents or subsidiaries.

          "Business Day" means any day except Saturday, Sunday or any day on which banks are generally not open for business in the United States.

          "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

          "Commercially Reasonable Efforts" means the efforts necessary to complete the task at hand that would have been undertaken by a reasonable business entity under similar circumstances, giving due consideration to cost, timing, and other factors that would reasonably be expected to be considered by a reasonable business entity.

          "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or any agreement with any governmental authority or other third party, whether now or hereafter in effect, relating to the environment, human health and safety or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

          "Environmental Permits" mean all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the Business.

          "Hazardous Materials" mean any waste, pollutant, contaminant, hazardous substance, toxic, ignitable, reactive or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which by the Company is in any way governed by or subject to any applicable Environmental Laws.

          "Intellectual Property Right" means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

          "IRS" means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

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          "Knowledge of the Company" or similar terms shall mean the knowledge of officers and directors of the Company. Knowledge shall be both actual knowledge, as well as the knowledge a reasonable business person would have obtained after making reasonable inquiry and after exercising reasonable diligence with respect thereto. The parties agree that with respect to the representations and warranties contained in Section 4.14 below, the Company's decision not to perform Phase I or Phase II environmental assessments shall not be construed as a failure by Company to make reasonable inquiry or to exercise reasonable diligence as set forth in the definition above.

          "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

          "Material Adverse Effect" means any change, event, effect or occurrence that is or may be reasonably likely to be materially adverse to the financial condition of the Business, results of operations, properties, assets or liabilities (including, without limitation, contingent liabilities) of the Business or the Assets taken as a whole. A Material Adverse Effect shall also include any change, event or occurrence that shall have occurred or been threatened that (when taken together with all other adverse changes, events, effects or occurrences that have occurred or been threatened) is or would be reasonably likely to prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

          "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Permitted Exceptions" means (i) Liens for taxes not yet due and payable, (ii) zoning, building, or other governmental restrictions now in effect relating to the Real Property, (iii) all matters shown on Schedule B of Purchaser's title commitment, which is attached hereto as a portion of
     Schedule 4.4(a), and (iv) such Liens, claims, encumbrances, or other restrictions accepted by Purchaser in writing.

          "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

          "Proceeding" means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

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

     SECTION 1.2.  OTHER DEFINITIONS.

     Each of the following terms is defined in the Section set forth opposite such term:

     Terms                                                         Section
     -----                                                         -------
     Acquisition...................................................Recitals
     ADA...........................................................8.3(i)
     ADEA..........................................................8.3(i)
     Agreement ....................................................Preamble
     Applicable Benefit Laws.......................................8.2(d)(iv)
     Arbitrator....................................................3.3(c)
     Assets........................................................2.1
     Assignment and Assumption Agreement...........................9.2(j)(ii)
     Assumed Contracts.............................................2.2(c)
     Assumed Liabilities...........................................2.4(b)
     Apportioned Obligations.......................................7.3(b)
     Bill of Sale..................................................9.2(j)(i)
     Business......................................................Recitals
     Business Activities...........................................6.11(a)(i)
     Claims Period.................................................12.4
     Closing.......................................................Article X
     Closing Date..................................................Article X
     Closing Date Indebtedness.....................................2.5(c)
     COBRA Coverage................................................8.4(b)
     Code..........................................................7.1(a)
     Company ......................................................Preamble
     Company Ancillary Documents...................................4.2
     Company Benefit Plan..........................................8.2(a)
     Company Financial Statements..................................4.6
     Company Indemnified Parties...................................12.2
     Company Licensed Software.....................................4.15(b)
     Company Losses................................................12.2
     Company Proprietary Software..................................4.15(b)
     Company Software..............................................4.15(b)
     Confidential Information......................................6.11(a)(ii)
     Employee Benefit Plan.........................................8.2(b)
     Environmental Indemnification Obligations.....................12.9
     ERISA.........................................................8.2(b)
     ERISA Affiliate...............................................8.2(c)
     ERISA Affiliate Plan..........................................8.2(c)
     Excluded Assets...............................................2.3
     Excluded Liabilities..........................................2.5
     Financial Statements..........................................4.6
     FLSA..........................................................8.3(i)
     FMLA..........................................................8.3(i)
     GAAP..........................................................4.6
     Governmental Entity...........................................4.10

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     Indemnified Party.............................................12.3(a)
     Indemnifying Party............................................12.3(a)
     Intellectual Property.........................................4.15(a)
     Interim Balance Sheet.........................................4.6
     Interim Financial Statements..................................4.6
     Inventory.....................................................2.2(a)
     Irrevocable Letter of Credit..................................12.9
     Labor Laws....................................................8.3(q)
     Leased Real Property..........................................4.4(b)
     Licenses......................................................4.20
     Major Customer................................................4.18(b)
     Major Supplier................................................4.18(a)
     NLRB..........................................................8.3(a)
     Non-Assignable Contracts......................................6.7
     Noncompete Period.............................................6.11(a)(iii)
     Orders........................................................12.8(a)
     OSHA..........................................................8.3(k)
     Owned Real Property...........................................4.4(a)
     Parties.......................................................Preamble
     Party.........................................................Preamble
     Post-Closing Tax Period.......................................7.3(b)
     Pre-Closing Tax Period........................................7.1(b)
     Purchase Price................................................3.1
     Purchaser.....................................................Preamble
     Purchaser Ancillary Documents.................................5.2
     Purchaser Indemnified Parties.................................12.1
     Purchaser Losses..............................................12.1
     Real Property.................................................4.4(b)
     Surviving Representations.....................................12.4(a)
     Taxes.........................................................7.1(c)
     Tax Return....................................................7.1(d)
     Termination Date..............................................11.1
     Territory.....................................................6.11(a)(iv)
     Trade Secrets.................................................6.11(a)(v)
     Transferred Employees.........................................8.4(a)
     Transfer Taxes................................................7.3(c)
     Unaudited Financial Statements................................4.6
     WARN..........................................................8.3(n)
     Work..........................................................12.8(a)

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

                                   ARTICLE II
                                PURCHASE AND SALE


     SECTION 2.1.  AGREEMENT TO PURCHASE AND SELL.

     Subject to the terms and conditions of this Agreement, at the Closing and except as otherwise specifically provided in this Article II, the Company will grant, sell, assign, transfer and deliver to the Purchaser, and the Purchaser will purchase and acquire from the Company, all right, title and interest of the Company in, to and under the assets, properties and business, of every kind and description, wherever located, real, personal or mixed, tangible or intangible, owned or held or used in the conduct of the Business by the Company as the same shall exist on the Closing Date and not disposed of in the ordinary course of business as permitted by this Agreement, and all of the assets of the Business thereafter acquired by the Company (which assets, properties and rights are collectively referred to in this Agreement as the "Assets"), free and clear of all Liens, other than Permitted Exceptions, and the Purchaser will assume the Assumed Liabilities (as hereinafter defined).


     SECTION 2.2.  ASSETS.

     Except as otherwise expressly set forth in Section 2.3, the Assets shall include, without limitation, the following assets, properties and rights of the Company that relate to the Business, including the design, manufacture and sale of its products, as of the close of business on the Closing Date:

     (a) all inventory, including without limitation, office and other supplies, raw materials, spare, replacement and component parts, works-in-process, finished goods and other inventory property located at, stored on behalf of or in transit to the Company with respect to the Business (collectively, "Inventory");

     (b) all fixed assets, equipment, furnishings, computer hardware, vehicles, machinery, fixtures and other tangible personal property;

     (c)  all rights of the Company under those contracts listed on Schedule
4.12 (unless indicated to the contrary thereon) or that are of a type that would have been listed thereon except that they involve payments in an amount less than the applicable amount set forth in Section 4.12 (collectively, the "Assumed Contracts");

     (d) all Real Property and all licenses, permits, approvals, qualifications, easements and other rights relating thereto;

     (e) all goodwill, methods, know-how, technical documentation, processes, procedures, inventions, technology, research records, data, designs, plans, drawings, manufacturing know-how and formulas, whether patentable or unpatentable, and other intellectual or proprietary rights or property of the Business (and all rights thereto and applications therefor), including, without limitation, the Intellectual Property and the Company Software;

     (f)  all Accounts Receivable;

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

     (g) all rights to causes of action, lawsuits, judgments, claims and demands of any nature available to or being pursued by the Company and relating to the Business, the Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

     (h) to the extent they are assignable, all rights in and under all express or implied guarantees, warranties, representations, covenants, indemnities and similar rights in favor of the Company and relating to the Business, the Assets or the Assumed Liabilities;

     (i) all permits, approvals, licenses, qualifications, product registrations, safety certifications, authorizations or similar rights to the extent that they are assignable, including those set forth on Schedule 4.20 (unless otherwise indicated thereon);

     (j) all information, files, correspondence, records, data, plans, reports, contracts and recorded knowledge, including customer, supplier, price and mailing lists, and all accounting or other books and records of the Business, excluding any books and records of the Company not related to the Business, in whatever media retained or stored, including, without limitation, computer programs and disks; and

     (k) all other tangible and intangible assets of any kind or description, wherever located, that are carried on the books of the Business or which are owned by the Company that relate to the Business, but excluding the Excluded Assets.

     SECTION 2.3.  EXCLUDED ASSETS.

     Notwithstanding anything to the contrary set forth in this Agreement, the Assets will not include the following assets, properties and rights of the Company (collectively, the "Excluded Assets"):

     (a) any cash, cash equivalents or marketable securities and all rights to any bank accounts of the Company;

     (b) all ownership and other rights with respect to the Company Employee Benefit Plans (as hereinafter defined);

     (c)  all rights of the Company under those contracts identified on Schedule
4.12 as not being Assumed Contracts;

     (d) any permit, approval, license, qualification, registration, certification, authorization or similar right that by its terms is not transferable to the Purchaser, including those indicated on Schedule 4.20 as not being transferable;

     (e) any Accounts Receivable from an Affiliate or any Accounts Receivable that have been written off in full prior to the Closing and any collateral associated therewith;

     (f) the charter documents of the Company, minute books, stock ledgers, tax returns, books of account and other constituent records relating to the corporate organization of the Company;

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

     (g) any Assets sold or otherwise disposed of in the ordinary course of business and not in violation of any provision of this Agreement during the period from the date hereof until the Closing Date;

     (h)  the rights that accrue to the Company under this Agreement;

     (i) all manufacturing equipment used to produce guard rail posts and the equipment used in the MZR zinc reprocessing furnace;

     (j)  any labor contract or collective bargaining agreement;

     (k) all trademarks, service marks and trade names identified on Schedule 6.12;

     (l)  prepaid expenses;

     (m) two (2) cars currently leased and described as a Buick Regal and a Ford Taurus;

     (n) any raw materials, supplies, or inventory at the facility of the Company utilized by, or in processing for, other divisions of the Company, including without limitation, all 6-inch I-beams and H-post fences, strut inventory;

     (o)  Q-Net software program; and

     (p) the Accounts Receivable of Shane Felter Industries, Inc. which are represented by each of those certain promissory notes, dated November 16, 2004, in the original face amounts of $38,905.65 and $161,949.00.


     SECTION 2.4.  ASSUMED LIABILITIES.

     (a) Except as provided in Section 2.4(b), the Purchaser will not assume, in connection with the transactions contemplated by this Agreement, any liability or obligation of the Company whatsoever, and the Company will retain responsibility for all liabilities and obligations accrued as of or on the Closing Date and all liabilities and obligations arising from the Company's operations prior to or on the Closing Date, whether or not accrued and whether or not disclosed.

     (b) As the sole exception to the provisions in Section 2.4(a), effective as of the close of business on the Closing Date, the Purchaser will assume and agree to pay, discharge or perform, as appropriate, the following liabilities and obligations of the Company existing as of such time and arising out of the conduct of the Business prior to or on the Closing Date (collectively, the "Assumed Liabilities"):

          (i) obligations of the Company under the Assumed Contracts to the extent such obligations are not required to be performed prior to the Closing Date, are disclosed on the face of such Assumed Contracts (or are implied warranties or obligations under any law, including without limitation, the Uniform Commercial Code) and accrue and relate to the operations of the Business subsequent to the Closing Date; and

          (ii) those current liabilities of the Company of the types listed on
     Schedule 2.4(b)(ii).


     SECTION 2.5.  EXCLUDED LIABILITIES.

     Specifically, and without in any way limiting the generality of Section 2.4(a), the Assumed Liabilities will not include, and in no event will the Purchaser assume, agree to pay, discharge or satisfy, or otherwise have any responsibility for, any liability or obligation (together with all other liabilities of the Company that are not Assumed Liabilities, the "Excluded Liabilities"):

     (a) relating to any liability or obligation (including, without limitation, accounts payable) owed to any shareholder or any Affiliate of the Company;

     (b)  for Taxes with respect to any period;

     (c) for any indebtedness with respect to borrowed money and notes payable, including any interest or penalties accrued thereon, (collectively, the "Closing Date Indebtedness");

     (d) relating to, resulting from or arising out of (i) claims made in pending or future Proceedings or (ii) claims based on violations of law as in effect on or prior to the Closing, breach of contract, employment practices, or environmental, health and safety matters or any other actual or alleged failure of the Company to perform any obligation, in each case arising out of or relating to events which shall have occurred, or services performed, or the operation of the Business, prior to the Closing;

     (e)  pertaining to any Excluded Asset;

     (f) relating to, resulting from or arising out of any former operations of the Company that have been discontinued or disposed of prior to the Closing;

     (g) under or relating to any Company Benefit Plan, whether or not such liability or obligation arises prior to or after the Closing Date;

     (h) of the Company arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of the Company; and

     (i)  relating to the Environmental Indemnification Obligations.

Such Excluded Liabilities shall include all Proceedings relating to any or all of the foregoing and all costs and expenses in connection therewith.

                                   ARTICLE III
                    PURCHASE PRICE; ADJUSTMENTS; ALLOCATIONS


     SECTION 3.1.  PURCHASE PRICE.

     Subject to adjustment pursuant to Section 3.5, the aggregate amount to be paid for the Assets (the "Purchase Price") shall be $3,641,090.60. In addition to the foregoing payment, as consideration for the grant, sale, assignment, transfer and delivery of the Assets, the Purchaser shall assume and discharge the Assumed Liabilities.


     SECTION 3.2.  PAYMENT OF PURCHASE PRICE.

     (a) On the Closing Date, the Purchaser shall pay or cause to be paid to the Company or to such third parties as the Company may designate in accordance with subsection (b) of this Section an amount equal to the Purchase Price.

     (b) All payments required under this Section 3.2 shall be made in cash by the wire transfer of immediately available funds to such bank account(s) as shall be designated in writing by the recipient(s) at least three (3) Business Days prior to the applicable payment date.


     SECTION 3.3.  ALLOCATION OF PURCHASE PRICE.

     Attached as Schedule 3.3 is an allocation of the Purchase Price for the Assets, the Assumed Liabilities and the covenant not to compete contained in
Section 6.11. The Purchaser and the Company agree to file all Tax Returns on the basis of such allocation. In any Proceeding related to the determination of any Tax, neither the Purchaser nor the Company shall contend or represent that such allocation is not a correct allocation. The Purchaser shall prepare and deliver IRS Form 8594 to the Company within forty-five (45) days after the Closing Date to be filed with the IRS.


     SECTION 3.4.  ALLOCATION OF CERTAIN ITEMS.

     With respect to certain expenses incurred with respect to the Assets in the operation of the Business, the following allocations will be made between the Purchaser and the Company:

     (a) Taxes. Real and ad valorem property taxes will be apportioned at the Closing based upon the number of days in the taxable period before and after the Closing Date and the amounts set forth in the most recent tax bills.

     (b) Utilities. Utilities, water and sewer charges will be apportioned based upon the number of Business Days occurring before and after the Closing Date during the billing period for each such charge.

     (c) Personal Property Taxes. Any personal property taxes of the Company relating to the Business shall be apportioned at the Closing based upon the number of days in the tax period before and after the Closing Date in the amount set forth in the current tax bills.

     Appropriate cash payments by the Purchaser or the Company, as the case may require, shall be made hereunder from time to time as soon as practicable after the facts given rise to the obligation for such payments are known in the amounts necessary to give effect to the allocations provided for in this


     SECTION 3.4.  ADJUSTMENT OF PURCHASE PRICE FOR ACCOUNTS RECEIVABLE.

     The Purchase Price shall be subject to adjustment with respect to the Accounts Receivable set forth on Schedule 4.19(a). Purchaser agrees that it will attempt to collect the Accounts Receivable. Furthermore, Purchaser agrees that any and all payments received by the Purchaser from any customer under any Accounts Receivable shall first be applied to the oldest amount due by customer, unless a customer gives written instructions to do otherwise by noting the invoice number on the check or in some other manner; provided, however, Purchaser shall not suggest or direct a customer to do so unless there is a valid business reason, such as a disputed invoice or other legitimate business reason. Purchaser shall provide Company with monthly reports detailing the collection efforts on the Accounts Receivable. On or about the date ninety (90) days after the Closing Date, the parties agree that they shall review and discuss the collection efforts on the Accounts Receivable up to said date. In the event that as of the date one hundred fifty (150) days after the Closing Date any Accounts Receivable remain uncollected after Purchaser has attempted to collect such Accounts Receivable in accordance with the obligations herein, then in such event, all uncollected Accounts Receivable as of such date shall be assigned to Company, who shall thereafter be free to collect or otherwise deal with all such uncollected Accounts Receivable. Upon assignment, the Company shall make immediate payment in the full-face amount of any uncollected Accounts Receivables to the Purchaser.


                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF COMPANY

     The Company hereby represents and warrants to the Purchaser as follows:

     SECTION 4.1.  ORGANIZATION.

     The Company is a corporation duly formed and validly existing under the laws of Ohio and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or registered as a foreign corporation to transact business under the laws of each jurisdiction where the character of its activities or the location of the properties owned or leased by it requires such qualification or registration, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Business or the Assets. The Company has heretofore made available to the Purchaser true, correct and complete copies of its charter documents as currently in effect and its corporate record books with respect to actions taken by its shareholders and directors.


     SECTION 4.2.  AUTHORIZATION.

     The Company has full power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the "Company Ancillary Documents") and to perform its obligations under this Agreement and the Company Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Company Ancillary Documents by the Company and the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary board and shareholder action on the part of the Company. The shareholders and directors of the Company have approved the execution, delivery and performance of this Agreement and the Company Ancillary Documents and the consummation of the transactions contemplated by this Agreement and by the Company Ancillary Documents. This Agreement has been, and the Company Ancillary Documents will be as of the Closing Date, duly executed and delivered by the Company and do or will, as the case may be, constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms.


     SECTION 4.3.  ABSENCE OF RESTRICTIONS AND CONFLICTS.

     The execution, delivery and performance of this Agreement and the Company Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Company Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Company Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, permit the acceleration of any obligation under or create in any party the right to terminate, modify or cancel, or otherwise require any action, consent, approval, order, authorization, registration, declaration or filing with respect to (a) any term or provision of the charter documents of the Company or any resolution adopted by the board of directors or shareholders of the Company, (b) except as indicated on Schedule 4.12, any Assumed Contract or any other contract, agreement, permit, franchise, license or other instrument applicable to the Business or any of the Assets, (c) any judgment, decree or order of any court or governmental authority or agency to which the Company is a party or by which the Business or any of the Assets are bound or (d) except as set forth on Schedule 4.3, any permit, statute, law, rule, regulation or arbitration award of any governmental agency or public or regulatory unit, agency or authority applicable to the Company or the Business.


     SECTION 4.4.  REAL PROPERTY.

     (a) Schedule 4.4(a) sets forth a complete and accurate list and description of the parcels of real property used in connection with the Business and owned by the Company (together with all fixtures and improvements thereon, the "Owned Real Property"). Except as set forth on Schedule 4.4(a), the Company has good and marketable, indefeasible, fee simple title to each parcel of the Owned Real Property free and clear of all Liens, other than Permitted Exceptions.

     (b) Schedule 4.4(b) sets forth a complete and accurate list and description of the parcels of real property used in connection with the Business and leased by the Company, if any, (together with all fixtures and improvements thereon, the "Leased Real Property" and collectively with the Owned Real Property, the "Real Property"). The Company has a valid leasehold interest in its Leased Real Property, free and clear of any Liens, except for Permitted Exceptions. The leases of the Leased Real Property are in full force and effect. All leases of Leased Real Property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there does not exist under any such lease any default or any event which, with notice or lapse of time or both, would constitute a default.

     (c) To the Company's Knowledge, no portion of the Real Property, or any of the buildings and improvements located thereon, violates any law, rule, regulation, ordinance or statute, including those relating to zoning, building, land use, environmental, health and safety, fire, air, sanitation and noise control. Except as set forth on Schedule 4.4(a), all of the Real Property is in the possession or control of the Company, and except for common driveway easements, no other person is entitled to possession of any such properties and assets.

     (d) Except as set forth on Schedule 4.4(a), the plants, buildings and structures included in the Assets currently have, and immediately following the Closing will have access to (i) public roads or valid easements over private streets or private property for such ingress to and egress from all such plants, buildings and structures and (ii) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, fire protection, drainage and other public utilities, in each case as is necessary for the conduct of the Business as it has heretofore been conducted. None of the structures on the Real Property encroaches upon real property of another Person, and no structure of any other Person encroaches upon any Real Property.

     (e) Except as set forth on Schedule 4.5, the improvements on the Real Property are in operating condition and are adequate and suitable for the purposes for which they are presently being used. There are no condemnation or appropriation or similar proceedings pending or, to the Knowledge of the Company, threatened against any of the Real Property or the improvements thereon.


     SECTION 4.5.  TITLE TO ASSETS; RELATED MATTERS.

     The Assets constitute all of the assets necessary and sufficient to conduct the operations of the Business in accordance with the Company's past practices. Except as set forth in Schedule 4.4(a) or Schedule 4.5, the Company has (and will convey to the Purchaser at the Closing) good and marketable title to the Assets, free and clear of all Liens except for Permitted Exceptions. Except as set forth in Schedule 4.5, all plants, buildings, structures, equipment and other items of tangible personal property and assets included in the Assets (a) are in operating condition and are adequate and suitable for the purposes for which they are presently being used, consistent with standards generally followed in the industry, (b) to the Company's Knowledge, conform to all applicable laws, ordinances, codes, rules and regulations applicable thereto, and the Company has no Knowledge of any defects or problems with any of the Assets except as set forth on Schedule 4.5. No Person other than the Company owns any equipment or other tangible personal property or assets situated on the premises of the Company which are necessary to the operation of the Business, except for the leased items that are subject to personal property leases. Since May 31, 2004, the Company has not sold, transferred or disposed of any assets, other than sales of inventory in the ordinary course of business. Schedule 4.5 sets forth a true, correct and complete list and general description of each item of tangible personal property of the Company having a book value of more than $10,000.00. Purchaser agrees that it has had an opportunity to inspect all of the Assets being transferred hereunder, to perform its own inspection of the maintenance records, and to discuss the condition of the Assets with the personnel of the Company, and agrees and acknowledges that the Company makes only the representations and warranties contained in this
Section 4.5 regarding the Assets or condition thereof, and such Assets are otherwise being transferred in "As Is" condition.


     SECTION 4.6.  FINANCIAL STATEMENTS.

     Schedule 4.6 contains true, correct and complete copies of (i) unaudited internal balance sheets of the Business as of December 31, 2003, and the related unaudited internal statements of income and cash flows for the same time period, and the related notes thereto (the "Company Financial Statements"); (ii) an unaudited balance sheet of the Business as of May 28, 2004, and the related unaudited statements of income and cash flows for the twelve (12) month period then ended, including the notes thereto (the "Unaudited Financial Statements"), and (iii) the unaudited interim balance sheet of the Business for the five (5) months ended October 31, 2004, and the related unaudited statements of income and cash flows for the period then ended (the "Interim Financial Statements" and, collectively with the Unaudited Financial Statements, the "Financial Statements"). The unaudited balance sheet as of October 31, 2004, included in the Interim Financial Statements is referred to herein as the "Interim Balance Sheet." The Interim Financial Statements are true, correct and complete and present fairly the financial position of the Business as of October 31, 2004, and the related results of the Business' operations and cash flows for the five
(5) month period then ended. The Financial Statements are based on the books and records of the Business which have been kept, and such Financial Statements have been prepared, in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis. Since May 31, 2003, there has been no material change in any of the accounting (and tax accounting) policies, practices or procedures of the Company.

     SECTION 4.7.  INVENTORY AND PRODUCTS.

     (a) The Business' Inventories set forth in the Interim Balance Sheet were properly stated therein at the lesser of cost or fair market value determined in accordance with GAAP consistently maintained and applied by the Company, utilizing the LIFO method. Since the date of the Unaudited Financial Statements, Inventories related to the Business have been maintained in the ordinary course of business. All such Inventories are owned free and clear of all Liens, other than Permitted Exceptions. All of the Inventories recorded on the Interim Balance Sheet consist of, and all inventories related to the Business on the Closing Date will be usable or saleable in the normal course of the Business in accordance with past practices and that the zinc inventory will meet ASTM B6-00 and A 123/A specifications. No previously sold Inventory is subject to returns in excess of those historically experienced by the Company.

     (b) To the Company's Knowledge, each of the products produced or sold by the Company in connection with the Business is, and at all times up to and including the sale thereof has been, (i) in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and
(ii) fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale. There is no design defect with respect to any of such products and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws, rules and regulations and current industry practice with respect to its contents and use.


     SECTION 4.8.  NO UNDISCLOSED LIABILITIES.

     Except as disclosed in Schedule 4.8, to the Company's Knowledge, the Company does not have any liabilities or obligations (whether accrued, absolute, contingent, determined, determinable or otherwise), in connection with the Business which are not adequately reflected or provided for in the Company Financial Statements, except liabilities and obligations that are not (singly or in the aggregate) material to the Business and have been incurred since the date of such balance sheet in the ordinary course of business.


     SECTION 4.9.  ABSENCE OF CERTAIN CHANGES.

     Since May 31, 2004, and except as set forth in Schedule 4.9, there has not been (i) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Business or the Assets, (ii) any damage, destruction, loss or casualty to property or assets of the Business with a value in excess of $10,000.00, whether or not covered by insurance, or (iii) any action taken of the type described in Section 6.1, which, had such action occurred after the date hereof, would be in violation of such Section.


     SECTION 4.10. LEGAL PROCEEDINGS.

     Except as set forth in Schedule 4.10, there are no Proceedings (or any basis therefor) pending or, to the Knowledge of the Company, threatened against, relating to or involving the Business, the Assets or the Assumed Liabilities before any federal, state or local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), or any arbitrator.


     SECTION 4.11. COMPLIANCE WITH LAW.

     To the Company's Knowledge, the Company is (and has been at all times during the past five (5) years) in compliance with all applicable laws (including, without limitation, applicable laws relating to zoning, environmental matters and the safety and health of employees), ordinances, regulations and orders of all Governmental Entities applicable to the Assets or the conduct of the Business. Except as set forth in Schedule 4.11, with respect to the Business, the Assets or the Assumed Liabilities, (i) the Company has not been charged with and, to the Knowledge of the Company, is not now under investigation with respect to, a violation of any applicable law, regulation, ordinance, order or other requirement of a Governmental Entity, (ii) the Company is not a party to or bound by any order, judgment, decree or award of any Governmental Entity and (iii) the Company has filed all reports and has all licenses and permits required to be filed with any Governmental Entity on or before the date hereof.

     SECTION 4.12. COMPANY CONTRACTS.

     (a) Schedule 4.12 sets forth a true, correct and complete list of the following contracts related to the Business:

          (i) all bonds, debentures, notes, loans, credit or loan agreements or loan commitments, mortgages, indentures, guarantees or other contracts relating to the borrowing of money or binding upon any of the Assets, or the Leased Real Property that is subject to the lease to the Purchaser referenced herein;

          (ii) all leases relating to the Leased Real Property or other leases or licenses involving any properties or assets used in the Business (whether real, personal or mixed, tangible or intangible) involving an annual commitment or payment of more than $10,000.00 individually by the Company;

          (iii) all contracts or agreements which limit or restrict the Company or any of the employees of the Company whose names are set forth on
     Schedule 8.4(a) from engaging in the Business in any jurisdiction;

          (iv) all franchising and licensing agreements;

          (v) any contract that provides for an increased payment or benefit, or accelerated vesting, upon the execution of this Agreement or in connection with the transactions contemplated hereby;

          (vi) any contract or agreement granting any Person a Lien on all or any part of any of the Assets;

          (vii) any contract or agreement for the cleanup, abatement or other actions in connection with any Hazardous Materials, the remediation of any existing environmental condition or relating to the performance of any environmental audit or study;

          (viii) any contract or agreement granting to any Person an option or a first refusal, first-offer or similar preferential right to purchase or acquire any of the Assets;

          (ix) any contract or agreement with any agent, distributor or representative which is not terminable without penalty on thirty (30) calendar days' or less notice;

          (x) any contract or agreement for the granting or receiving of a license or sublicense or under which any Person is obligated to pay or has the right to receive a royalty, license fee or similar payment;

          (xi) any contract providing for the indemnification or holding harmless of any officer, director, employee or other Person;

          (xii) any joint venture or partnership contract;

          (xiii) any customer contract for the provision of goods or services by the Company and any supplier contract for the provision of goods or services to the Company; and

          (xiv) all existing contracts and commitments (other than those described in subparagraphs (i) through (xiv) of this Section 4.12(a)) to which the Company is a party or by which any of the Assets are bound involving an annual commitment or annual payment to or from the Company of more than $10,000.00 individually or which is otherwise material to the Business.

True, correct and complete copies of all Assumed Contracts have been made available to the Purchaser. All of the contracts identified on Schedule 4.12 shall be Assumed Contracts unless otherwise indicted on Schedule 4.12.

     (b) The Assumed Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Company and, to the Knowledge of the Company, with respect to each other party to such Assumed Contracts. To the Company's Knowledge, there are no existing defaults or breaches of the Company under any Assumed Contract (or events or conditions which, with notice or lapse of time or both would constitute a default or breach) and, to the Knowledge of the Company, there are no such defaults (or events or conditions which, with notice or lapse of time or both, would constitute a default or breach) with respect to any third party to any Assumed Contract. The Company has no Knowledge of any pending or threatened bankruptcy, insolvency or similar proceeding with respect to any party to such agreements. The Company is not participating in any discussions or negotiations regarding modification of or amendment to any Assumed Contract or entry in any new material contract applicable to the Business or the Assets. Schedule 4.12 identifies each Assumed Contract set forth therein that requires the consent of or notice to the other party thereto to avoid any breach, default or violation of such contract, agreement or other instrument in connection with the transactions contemplated hereby, including the assignment of such Assumed Contract to the Purchaser.


     SECTION 4.13. INSURANCE POLICIES.

     Schedule 4.13 contains a complete and correct list of all insurance policies relating to the Business, the Assets or the Assumed Liabilities carried by or for the benefit of the Company, specifying the insurer, amount of and nature of coverage, the risk insured against, the deductible amount (if any) and the date through which coverage will continue by virtue of premiums already paid. The Company maintains insurance with reputable insurers for the Business and Assets against all risks normally insured against, and in amounts normally carried, by corporations of similar size engaged in similar lines of business and such coverage is sufficient. All insurance policies and bonds with respect to the Business and Assets are in full force and effect and will be maintained by the Company in full force and effect as they apply to any matter, action or event relating to the Company occurring through the Closing Date and the Company has not reached or exceeded its policy limits for any insurance policies in effect at any time during the past five (5) years. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and the Company has otherwise complied fully with the terms and conditions of all such policies and bonds. The Company does not know of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.


     SECTION 4.14. ENVIRONMENTAL, HEALTH AND SAFETY MATTERS.

     Except as set forth in Schedule 4.14, with respect to the Business, the Real Property and the Assets:

     (a) to the Company's Knowledge, (i) the Company possesses, and is in material compliance with, all permits, licenses and government authorizations and has filed all notices that are required under Environmental Laws, and (ii) the Company is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those laws or contained in any law, regulation, code, plan, order, decree, judgment, notice, permit or demand letter issued, entered, promulgated or approved thereunder, which are specifically applicable to the Business;

     (b) to the Company's Knowledge, (i) there are no liabilities arising in connection with or in any way relating to the Assets, the Business or the Real Property of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Laws, and (ii) there are no facts, events, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability;

     (c) except as disclosed to Purchaser, the Company has not received notice of actual or threatened liability under CERCLA or any similar foreign, state or local statute or ordinance from any governmental agency or any third party and to the Company's Knowledge there are no facts or circumstances which could form the basis for the assertion of any claim against the Company under any Environmental Laws including, without limitation, CERCLA or any similar local, state or foreign law with respect to any on-site or off-site location;

     (d) except as disclosed to Purchaser, the Company has not entered into or agreed to enter into and the Company does not contemplate entering into, any consent decree or order, and except as disclosed to Purchaser the Company is not subject to any judgment, decree or judicial or administrative order relating to compliance with, or the cleanup of Hazardous Materials under, any applicable Environmental Laws, pending or, to the Company's Knowledge, threatened against the Company;

     (e) except as disclosed to Purchaser, no notice, notification, demand, request for information, citation, summons or order or administrative or judicial proceeding has been received, no complaint has been filed, no penalty has been assessed and no investigation, action, claim, suite, proceeding or review is pending or, to the Company's Knowledge, threatened by any governmental entity or other Person with respect to any matters relating to the Company and relating to or arising out of any Environmental Laws;

     (f) except as disclosed to Purchaser, to the Company's Knowledge, it is not subject to any claim, obligation, liability, loss, damage or expense of whatever kind or nature, contingent or otherwise, incurred or imposed or based upon any provision of any Environmental Laws or arising out of any act or omission of the Company, or the Company's employees, agents or representatives or arising out of the ownership, use, control or operation by the Company of any plant, facility, site, area or property (including, without limitation, any plant, facility, site, area or property currently or previously owned or leased by the Company) from which any Hazardous Materials were released into the environment (the term "release" meaning any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment, and the term "environment" meaning any surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or the ambient air);

     (g) the Company has heretofore made available to the Purchaser true, correct and complete copies of all files relating to environmental matters, and the Company has not paid any fines, penalties or assessments within the last ten
(10) years with respect to environmental matters except as disclosed to Purchaser;

     (h) to the Company's Knowledge, except as disclosed to Purchaser, no polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at, on or under any Real Property or in any Asset;

     (i) to the Company's Knowledge, except as disclosed to Purchaser, no Hazardous Material has been discharged, disposed of, dumped, injected, pumped, deposited, spilled, leaked, emitted or released at, on or under any Real Property;

     (j) to the Company's Knowledge, except as disclosed to Purchaser, the Company has not imported, manufactured, stored, used, operated, transported, treated or disposed of any Hazardous Materials other than in compliance with all Environmental Laws;

     (k) There has been no environmental investigation, study, audit, test, review or other analysis in Company's possession conducted of which the Company has Knowledge in relation to any Asset or Real Property which has not been delivered to the Purchaser prior to the date hereof; and

     (l) For purposes of this Section, the term "Company" shall include any entity which is, in whole or in part, an affiliated predecessor of the Company.


     SECTION 4.15. INTELLECTUAL PROPERTY; SOFTWARE.

     (a) Schedule 4.15(a) sets forth a true and correct list of all copyrights, trade names, trademarks, trade secrets, service marks or patents (or applications therefor) which are used in the Business or relate to the Assets or Assumed Liabilities (the "Intellectual Property") and the jurisdictions where each is registered (if any), with the exception of those trade marks, service marks and trade names indicated on Schedule 6.12. The Company has good and marketable title to or possesses adequate licenses or other valid rights to use such Intellectual Property, free and clear of all Liens and has paid all maintenance fees, renewals or expenses related to such Intellectual Property. Neither the use of such Intellectual Property nor the conduct of the Business in accordance with the Company's past practices, misappropriates, infringes upon or conflicts with any patent, copyright, trade name, trade secret, trademark or other intellectual property rights of any third party. No party has filed a claim (or, to the Knowledge of the Company, threatened to file a claim) against the Company alleging that it has violated, infringed on or otherwise improperly used the intellectual property rights of such party and, to the Knowledge of the Company, the Company has not violated or infringed any patent, trademark, trade name, service mark, service name, copyright or trade secret held by others.

     (b) Schedule 4.15(b) sets forth a true and complete list of: (i) all software owned by the Company used in connection with the Business (the "Company Proprietary Software"); (ii) all other software (other than Company Proprietary Software), used in connection with the Business (the "Company Licensed Software" and, together with the Company Proprietary Software, the "Company Software"); and (iii) all technical and restricted materials relating to the acquisition, design, development, use or maintenance of computer code program documentation and materials used in connection with the Business.

     (c) The Company has all right, title and interest in and to all intellectual property rights in the Company Proprietary Software. The Company has developed the Company Proprietary Software through its own efforts, as described in Section 4.15(e), and for its own account, and the Company Proprietary Software is free and clear of all Liens. The use of the Company Software does not breach any terms of any license or other contract between the Company and any third party. To the Company's Knowledge, the Company is in compliance with the terms and conditions of all license agreements in favor of the Company relating to the Company Licensed Software.

     (d) To the Company's Knowledge, the Company Proprietary Software does not infringe any patent, copyright or trade secret or any other intellectual property right of any third party. The source code for the Company Proprietary Software has been maintained in confidence.

     (e) The Company Proprietary Software was: (i) developed by the Company's employees working within the scope of their employment at the time of such development; (ii) developed by agents, consultants, contractors or others who have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company ownership of all of its intellectual property rights in the Company Proprietary Software; or (iii) acquired by the Company in connection with acquisitions in which the Company obtained appropriate representations, warranties and indemnities from the transferring party relating to the title to the Company Proprietary Software. The Company has not received notice from any third party claiming any right, title or interest in the Company Proprietary Software.

     (f) The Company has not granted rights in the Company Software to any third party.


     SECTION 4.16. TRANSACTIONS WITH AFFILIATES.

     Except as set forth in Schedule 4.16, no officer or director of the Company, or any person with whom any such officer or director has any direct or indirect relation by blood, marriage or adoption, or any entity in which any such person, owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by all such Persons in the aggregate) or any Affiliate of any of the foregoing or any current or former Affiliate of the Company has any interest in: (a) any contract, arrangement or understanding with, or relating to, the Business, the Assets or the Assumed Liabilities; (b) any loan, arrangement, understanding, agreement or contract for or relating to the Business, the Assets or the Assumed Liabilities; or (c) any property (real, personal or mixed), tangible or intangible, used or currently intended to be used by the Company relating to the Business, the Assets or the Assumed Liabilities. Schedule 4.16 also sets forth a complete list of all accounts receivable, notes receivable and other receivables and accounts payable owed to or due from any Affiliate to the Company relating to the Business, the Assets or the Assumed Liabilities.


     SECTION 4.17. NONDISCLOSED PAYMENTS.

     Neither the Company nor the officers or directors of the Company, nor anyone acting on behalf of any of them, has made or received any payments not correctly categorized and fully disclosed to the Purchaser and in the Company's books and records in connection with or in any way relating to or affecting the Business, the Assets or the Assumed Liabilities.


     SECTION 4.18. CUSTOMER AND SUPPLIER RELATIONS.

     (a) Schedule 4.18(a) sets forth a list of each supplier of goods or services to the Business to whom the Company paid in the aggregate more than $10,000.00 during the twelve (12) month period ended May 31, 2004 (each a "Major Supplier" and collectively, "Major Suppliers"), together with, in each case, the amount paid during such period. The Company is not engaged in any material dispute with any Major Supplier and, to the Knowledge of the Company, no Major Supplier intends to terminate, limit or reduce its business relations with the Company. As of the date hereof, the Company has no reason to believe that the consummation of the transactions contemplated by this Agreement will have a Material Adverse Effect on the business relationship of the Business with any Major Supplier. Except as set forth in Schedule 4.18(a), to the Knowledge of the Company, none of the officers or directors of the Company or any Affiliate or Associate of any officer or director of the Company (or any company or other organization in which any officer or director of the Company or any Affiliate or Associate of any officer or director of the Company has a direct or indirect financial interest), has any financial interest in any supplier of the Business (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such Persons).

     (b) Schedule 4.18(b) sets forth a list of each customer of the Business which accounted for net revenue to the Business in the aggregate of more than $10,000.00 during the twelve (12) month period ended May 31, 2004 (each a "Major Customer" and collectively, "Major Customers"), together with in each case the amount net revenue produced during such period. The Company is not engaged in any material dispute with any Major Customer and, to the Knowledge of the Company, no Major Customer intends to terminate, limit or reduce its business relations with the Company. Except as set forth on Schedule 4.18(b), as of the date hereof, the Company has no reason to believe that the consummation of the transactions contemplated by this Agreement will have an adverse effect on the business relationship of the Business with any Major Customer. Except as set forth in Schedule 4.18(b), to the Knowledge of the Company, none of the officers or directors of the Company or any Affiliate or Associate of any officer or director of the Company (or any company or other organization in which any officer or director of the Company or any Affiliate or Associate of any officer or director of the Company has a direct or indirect financial interest), has any financial interest in any customer of the Business (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any such Persons).


     SECTION 4.19. NOTES AND ACCOUNTS RECEIVABLE.

     Accounts Receivable. Schedule 4.19(a) contains a schedule of the Business' Accounts Receivable as of May 31, 2004, showing the amount of each Account Receivable and an aging of amounts due thereunder, which schedule is true and complete as of that date. Except as set forth in Schedule 4.19(a), to the Knowledge of the Company, the debtors to which the Accounts Receivable relates are not in or subject to a bankruptcy or insolvency proceeding, and none of the Accounts Receivable has been made subject to an assignment for the benefit of creditors. Except as set forth in Schedule 4.19(a), and to the Company's Knowledge, all Accounts Receivable which are reflected on the Unaudited Balance Sheet and the Interim Balance Sheet (net of any reserves shown thereon) (i) are valid, existing and fully collectible in a manner consistent with the Company's past practice, (ii) represent monies due for goods sold and delivered or services rendered in the ordinary course of business and (iii) are not subject to any refunds or adjustments or any defenses, rights of set-off, assignment, restrictions, security interests or other encumbrances. Except as set forth in
Schedule 4.19(a), all such Accounts Receivable are current, and to the Company's Knowledge, there are no disputes regarding the collectibility of any such Accounts Receivable. The Company has not factored any of the Business's Accounts Receivable. The parties hereby agree there shall be an adjustment to the Purchase Price based on the Accounts Receivable under Section 3.5 above. As such, Purchaser's sole remedy for breach of this representation and warranty shall be an adjustment to the Purchase Price as provided under Section 3.5, and no breach of this provision shall result in an indemnification claim by Purchaser against the Company under Section 12.1 below.


     SECTION 4.20. LICENSES AND PERMITS.

     Schedule 4.20 is a true and complete list of all notifications, licenses, permits (including, without limitation, environmental, construction and operation permits), franchises, certificates, approvals, exemptions, classifications, registrations and other similar documents and authorizations, and applications therefor (collectively, the "Licenses") held by the Company and issued by, or submitted by the Company to, any Governmental Entity or other Person or entity relating to the Business or the Assets. To the Company's Knowledge, the Company owns or possesses all of the Licenses that are necessary to enable it to carry on the Business as presently conducted. All Licenses are valid, binding, and in full force and effect. Except as set forth on Schedule 4.20, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby will not have a Material Adverse Affect on any License. The Company has taken all necessary action to maintain each License, except where the failure to so act is not likely to have an adverse effect on the Company, the Business or the Assets. To the Company's Knowledge, the Company is not in default and no condition exists that with notice or lapse of time or both could constitute default under the Licenses. To the Company's Knowledge, no loss or expiration of any License is threatened, pending, or reasonably foreseeable (other than expiration upon the end of any term).


     SECTION 4.21. BROKERS, FINDERS AND INVESTMENT BANKERS.

     Except as set forth on Schedule 4.21, neither the Company, nor any officers, directors or employees of the Company nor any Affiliate of the Company, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated by this Agreement.


     SECTION 4.22. PRODUCT AND SERVICE WARRANTIES.

     Except as set forth in Schedule 4.22, the Company does not make any express warranties or guaranties on its own behalf as to goods sold, or services provided by, the Business, and there is no pending or, to the Knowledge of the Company, threatened claim alleging any breach of any such warranty or guaranty. To the Company's Knowledge, and except as set forth in Schedule 4.22, attached to which are copies of all such warranties, the Company has no exposure to liability under any such warranty beyond that which is typically assumed in the ordinary course of business by companies or firms engaged in businesses comparable to the Business or which would have an adverse effect on the Business or the Assets.


     SECTION 4.23. ETHICAL PRACTICES.

     To the Company's Knowledge, neither the Company nor any representative thereof has offered or given, and the Company has no Knowledge of any Person that has offered or given on its behalf, anything of value to: (i)any official of a Governmental Entity, any political party or official thereof, or any candidate for political office; (ii) any customer or member of the government; or (iii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any customer, member of the government or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in such Person's official capacity, including a decision to fail to perform such Person's official function; (y) inducing such Person to use such Person's influence with any government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company in obtaining or retaining business for, or with, or directing business to, any Person.


     SECTION 4.24. DISCLOSURE.

     (a) To the Company's Knowledge, no representation, warranty or covenant made by the Company in this Agreement, the Schedules or the Exhibits attached to this Agreement, or any of the Company Ancillary Documents contains an untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein not misleading.

(b) Prior to the execution of this Agreement, the Company has delivered to the Purchaser true and complete copies of the Assumed Contracts, documents evidencing any of the Intellectual Property, and all security agreements and other instruments creating or imposing any security interest encumbrance or adverse claim on the Assets, and any other documents or instruments identified or referred to in this Agreement or the Schedules hereto. Such delivery will not alone constitute adequate disclosure of those facts required to be disclosed on any Schedule to this Agreement, and notice of their contents (other than by express reference on a Schedule) will in no way limit the Company's other obligations or the Purchaser's other rights under this Agreement.


     SECTION 4.25. SOLVENCY.

     (a) The Company is not now insolvent and will not be rendered insolvent by the transactions contemplated by this Agreement and the Company Ancillary Documents. As used in this Section, "insolvent" means that the sum of the debts and other probable liabilities of the Company exceeds the present fair saleable value of the Company's assets.

     (b) Immediately after giving effect to the consummation of the transactions contemplated by this Agreement and the Company Ancillary Documents: (i) the Company will be able to pay its liabilities as they become due in the usual course of its business; (ii) the Company will not have unreasonably small capital with which to conduct its present or proposed business; (iii) the Company will have assets (calculated at fair market value) that exceed its liabilities; and (iv) taking into account all pending and threatened Proceedings, final judgments against the Company in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, the Company will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of the Company. The cash available to the Company, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms.


     SECTION 4.26. REPRESENTATIONS.

     The representations and warranties of the Company contained in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a Material Adverse Effect.


                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     The Purchaser hereby represents and warrants to the Company as follows:

     SECTION 5.1.  ORGANIZATION.

     The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     SECTION 5.2.  AUTHORIZATION.

     The Purchaser has full corporate power and authority to execute and deliver this Agreement and any other certificate, agreement, document or other instrument to be executed and delivered by it in connection with the transactions contemplated by this Agreement (collectively, the "Purchaser Ancillary Documents"), to perform its obligations under this Agreement and the Purchaser Ancillary Documents and to consummate the transactions contemplated by this Agreement and the Purchaser Ancillary Documents. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by the Purchaser, the performance by the Purchaser of its obligations under this Agreement and the Purchaser Ancillary Documents, and the consummation of the transactions provided for in this Agreement and the Purchaser Ancillary Documents have been duly and validly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been and, as of the Closing Date, the Purchaser Ancillary Documents will be, duly executed and delivered by the Purchaser and do or will, as the case may be, constitute the valid and binding agreements of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, subject to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors' rights generally, general equitable principles and the discretion of courts in granting equitable remedies.


     SECTION 5.3.  ABSENCE OF RESTRICTIONS AND CONFLICTS.

     The execution, delivery and performance of this Agreement and the Purchaser Ancillary Documents, the consummation of the transactions contemplated by this Agreement and the Purchaser Ancillary Documents and the fulfillment of and compliance with the terms and conditions of this Agreement and the Purchaser Ancillary Documents do not or will not (as the case may be), with the passing of time or the giving of notice or both, violate or conflict with, constitute a breach of or default under, result in the loss of any benefit under, or permit the acceleration of any obligation under, or otherwise require any action, approval, order, authorization, registration, declaration or filing with respect to (a) any term or provision of the charter documents of the Purchaser, (b) any contract to which the Purchaser is a party, (c) any judgment, decree or order of any Governmental Entity to which the Purchaser is a party or by which the Purchaser or any of its properties is bound or (d) any permit, statute, law, rule, regulation or arbitration award of any governmental agency or public or regulatory unit, agency or authority applicable to the Purchaser, that in any case would be reasonably likely to prevent or materially delay the performance by the purchase of any of is obligations under this Agreement or the consummation of any of the transactions contemplated hereby.


     SECTION 5.4.  BROKERS, FINDERS AND INVESTMENT BANKERS.

     Neither the Purchaser, nor any officers, directors or employees of the Purchaser nor any Affiliate of the Purchaser, has employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders' fees in connection with the transactions contemplated by this Agreement.

     SECTION 5.5.  ADDITIONAL REPRESENTATIONS AND WARRANTIES.

     The parties hereby agree that the Purchaser is making certain representations and warranties with respect to the Transferred Employees under
Section 8.4(a) below.


                                   ARTICLE VI
                        CERTAIN COVENANTS AND AGREEMENTS

     SECTION 6.1.  CONDUCT OF BUSINESS BY THE COMPANY.

     From the date hereof until the Closing Date, the Company shall (and shall cause its subsidiaries to), except as required in connection with the transactions contemplated by this Agreement and except as otherwise consented to in writing by the Purchaser, conduct the Business in the ordinary course on a basis consistent with past practice and not enter into any agreement, transaction or activity or make any commitment with respect to the Business or the Assets except those in the ordinary course of business and not otherwise prohibited under this Section 6.1. By way of illustration and not in limitation of the foregoing, the Company agrees that it shall (and shall cause its subsidiaries to):

     (a) use Commercially Reasonable Efforts to preserve intact the goodwill and business organization of the Company, keep the officers and employees of the Business available to the Purchaser and preserve the relationships and goodwill of the Company with customers, distributors, suppliers, employees and others having business relations with the Company;

     (b) maintain its existence and good standing in its jurisdiction of organization and in each jurisdiction in which the ownership or leasing of the Assets or the conduct of the Business requires such qualification;

     (c) duly and timely file or cause to be filed all reports and returns required to be filed with respect to the Business or the Assets with any governmental body, agency or authority and promptly pay or cause to be paid when due all taxes, assessments and governmental charges with respect to the Business or the Assets, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings;

     (d) maintain in existing condition and repair (ordinary wear and tear excepted), consistent with past practices, the Assets and all buildings, offices, shops and other structures located on the Real Property, and all equipment, fixtures and other tangible personal property located on the Real Property;

     (e) not dispose of or permit to lapse any rights to the use of any patent, trademark, trade name, service mark, license or copyright of the Business, including, without limitation, any of the Intellectual Property, or dispose of or disclose to any Person, any trade secret, formula, process, technology or know-how of the Business not heretofore a matter of public knowledge, outside the ordinary course of business or consistent with past practice;

     (f) manage the working capital of the Business, including cash, Accounts Receivable, or other current assets, trade payables and other current liabilities, in a fashion consistent with past practice, including by selling Inventory and other property in an orderly and prudent manner in accordance with past practice, and by paying outstanding obligations, trade accounts and other indebtedness as they come due;

     (g) not (i) sell any Assets of the Business, other than finished goods sold in the ordinary course of business consistent with past practice, (ii) sell or factor any accounts receivable relating to the Business (other than Excluded Assets), with or without recourse, (iii) create, incur or assume any indebtedness secured by the Assets, (iv) grant, create, incur or suffer to exist any Liens on the Assets which did not exist on the date hereof, (v) incur any liability or obligation (absolute, accrued or contingent) in any way affecting the Business or the Assets except in the ordinary course of business consistent with past practice, (vi) write-off any guaranteed checks, notes or accounts receivable with respect to the Business except in the ordinary course of business consistent with past practice, (vii) write-down the value of any Asset on the books or records of the Company, except for depreciation and amortization in the ordinary course of business and consistent with past practice, (viii) cancel any debt with respect to the Business or waive any claims or rights with respect to the Business, (ix) make any commitment with respect to the Business for any capital expenditure to be made on or after the Closing Date in excess of $10,000 in the case of any single expenditure or $30,000 in the case of all capital expenditures or (x) enter into any material contract or agreement with respect to the Business without the written consent of the Purchaser;

     (h) not increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its employees, directors or consultants that are employed in or under contract with the Business except in the ordinary course of business consistent with past practice;

     (i) not adopt, amend or terminate any Company Benefit Plan or increase the benefits provided under any Company Benefit Plan which covers or affects any employee or consultant of the Business, or promise or commit to undertake any of the foregoing in the future;

     (j) not amend or terminate any existing employment, severance, consulting, or other compensation agreement or enter into any new employment, severance, consulting or other compensation agreement with respect to the current or former employees or consultants for the Business;

     (k) maintain supplies and Inventory of the Business at levels that are in the ordinary course of business and consistent with past practice;

     (l) continue to extend customers of the Business credit, collect Accounts Receivable and pay accounts payable and similar obligations in the ordinary course of business consistent with past practice;

     (m) perform in all material respects all of the Business' obligations under all, and not default or suffer to exist any event or condition which with notice or lapse of time or both would constitute a default under any, Assumed Contract (except those being contested in good faith) and not enter into, assume or amend any contract or commitment that is or would be an Assumed Contract;

     (n) not pay, discharge or satisfy any claim, liability or obligation (absolute, contingent or otherwise) of the Business, other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Interim Balance Sheet or incurred in the ordinary course of business consistent with past practice;

     (o) not increase any reserves for contingent liabilities with respect to the Business (excluding any adjustment to bad debt reserves in the ordinary course of business consistent with past practice);

     (p) maintain in full force and effect and in the same amounts policies of insurance with respect to the Business comparable in amount and scope of coverage to that now maintained by or on behalf of the Company;

     (q) continue to maintain the Business' books and records in accordance with GAAP consistently applied and on a basis consistent with the Business' past practice;

     (r) continue the Business' cash management practices in the ordinary course of business consistent with past practice; and

     (s) not authorize, or commit or agree to take, any of the foregoing actions.

     In connection with the continued operation of the Business between the date hereof and the Closing Date, the Company will confer in good faith on a regular and frequent basis with one (1) or more representatives of the Purchaser designated to the Company regarding operational matters and the general status of ongoing operations promptly and will notify the Purchaser of any event or occurrence that has had or may reasonably be expected to have a Material Adverse Effect on the Assets, liabilities, results of operations, business or prospects of the Business. The Company acknowledges that the Purchaser does not and will not waive any rights it may have under this Agreement as a result of such consultations. The Company shall not take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company sets forth in this Agreement becoming untrue.


     SECTION 6.2.  INSPECTION AND ACCESS TO INFORMATION.

     (a)  From the date of this Agreement to the Closing Date, the Company shall
(i) provide the Purchaser and its designees with such information as the Purchaser may from time to time reasonably request with respect to the Business, the Assets and the Assumed Liabilities and the transactions contemplated by this Agreement, (ii) provide the Purchaser and its designees, officers, counsel, accountants, actuaries, consultants, engineers and other authorized representatives access during regular business hours and upon reasonable notice to (A) the books, records, offices, personnel, counsel, accountants and actuaries of the Business as the Purchaser or its designees may from time to time reasonably request and (B) the Real Property, and (iii) permit the Purchaser and its designees to make such inspections thereof as the Purchaser may reasonably request. Any investigation shall be conducted in such a manner so as not to interfere unreasonably with the operation of the business of the Company. No such investigation (or any disclosure made at any time by the Company to the Purchaser) shall limit or modify in any way, or act or result in a waiver of, the Company's obligations with respect to any breach of their representations, warranties, covenants or agreements contained herein (including, without limitation, conditions to Closing or indemnification obligations).

     (b) After the Closing, the Company will hold, and will use its best efforts to cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by the Company, (ii) in the public domain through no fault of the Company or its Affiliates or (iii) later lawfully acquired by the Company from sources other than those related to its prior ownership of the Business. The obligation of the Company and its Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

     (c) On and for a period of three (3) years after the Closing Date, the Company will afford promptly to the Purchaser and its agents reasonable access to its books of account, financial and other records (including, without limitation, accountant's work papers), information, employees and auditors to the extent necessary or useful for the Purchaser in connection with any Proceeding relating to the Business, or any other reasonable business purpose relating to the Business; provided that any such access by the Purchaser shall not unreasonably interfere with the conduct of the business of the Company.


     SECTION 6.3.  NOTICES OF CERTAIN EVENTS.

     The Company shall promptly notify the Purchaser of:

     (a) any changes or events which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on the Business, the Assets or the Assumed Liabilities or otherwise result in any representation or warranty of the Company under this Agreement being inaccurate in any material respect;

     (b) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

     (c) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

     (d) any Proceedings commenced or, to its Knowledge, threatened against, relating to or involving or otherwise affecting the Company or the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.10 or that relate to the consummation of the transactions contemplated by this Agreement; and

     (e) the damage or destruction by fire or other casualty of any of the Assets or part thereof or in the event that any of the Assets or part thereof becomes the subject of any proceeding or, to the Knowledge of the Company, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.


     SECTION 6.4.  INTERIM FINANCIALS.

     As promptly as practicable after each regular accounting period subsequent to the Interim Balance Sheet and prior to the Closing Date, the Company will deliver to the Purchaser periodic financial reports in the form which it customarily prepares for its internal purposes concerning the Business and, if available, unaudited statements of the financial position of the Business as of the last day of each accounting period and consolidated statements of income and changes in financial position of such entities for the period then ended. The Company covenants that such interim statements (i) will present fairly the financial condition of the Business as of their respective dates and the related results of their respective operations for the respective periods then ended, and (ii) will be prepared on a basis consistent with prior interim periods.


     SECTION 6.5.  NO SOLICITATION OF TRANSACTIONS.

     From the date hereof until the Closing Date, or termination of this Agreement, neither the Company nor any of its Affiliates will, directly or indirectly, through any officer, director or agent of any of them or otherwise, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any Person, firm or corporation other than the Purchaser with respect to a sale of any substantial portion of the Assets or the Business, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock of the Company, or the liquidation or similar extraordinary transaction with respect to the Company that may prevent or materially delay the performance by the Company of any of its obligations under this Agreement or the consummation of the transactions contemplated hereby. The Company will notify the Purchaser orally (within one (1) Business Day) and in writing (as promptly as practicable) of all relevant terms of any proposals by a third party to do any of the foregoing which the Company or any of its Affiliates or any of their respective officers, directors, partners, employees, investment bankers, financial advisors, attorneys, accountants or other representatives may receive relating to any of such matters and, if such proposal is in writing, the Company will deliver to the Purchaser a copy of such inquiry or proposal.


     SECTION 6.6.  REASONABLE EFFORTS; FURTHER ASSURANCES; COOPERATION.

     Subject to the other provisions of this Agreement, the Parties will each use their reasonable, good faith efforts to perform their obligations in this Agreement and to take, or cause to be taken, and do, or cause to be done, all things necessary, proper or advisable under applicable law to obtain all consents required as described on Schedule 4.12 and all regulatory approvals (including, but not limited to those identified in Sections 4.3 and 5.3) and to satisfy all conditions to their respective obligations under this Agreement and to cause the transactions contemplated in this Agreement to be effected on or prior to March 1, 2005, in accordance with the terms of this Agreement and will cooperate fully with each other and their respective officers, directors, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of their respective obligations under this Agreement, including, without limitation:

     (a) Each of the Parties promptly will make their respective filings and submissions and will take all actions necessary, proper or advisable under applicable laws and regulations to obtain any required approval of any Governmental Entity with jurisdiction over the transactions contemplated by this Agreement (except that the Purchaser shall have no obligation to take or consent to the taking of any action required by any such Governmental Entity that could adversely affect the Business, the Assets or the transactions contemplated by this Agreement or the Purchaser Ancillary Documents). Each of the Parties will furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law in connection with the transactions contemplated by this Agreement.

     (b) In the event any Proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the Acquisition or any of the other transactions contemplated by this Agreement or seeks damages in connection therewith, the Parties agree to cooperate and use all reasonable efforts to defend against such Proceeding and, if an injunction or other order is issued in any such Proceeding, to use all reasonable efforts to have such injunction or other order lifted and to cooperate reasonably regarding any other impediment to the consummation of the transactions contemplated by this Agreement.

     (c) The Company will give any notices to third parties and use Commercially Reasonable Efforts (in consultation with the Purchaser) to obtain any third party consents (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) disclosed or required to be disclosed in the Schedules to this Agreement, including, without limitation, the consents described in Schedule 4.12, (iii) required to avoid a breach of or default under any Assumed Contracts in connection with the consummation of the transactions contemplated by this Agreement or (iv) reasonably required to prevent a Material Adverse Effect on the assets, liabilities, results of operations, business or prospects of the Business, whether prior to or after the Closing Date.

     (d) The Parties will give prompt notice to the other Party of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Company or the Purchaser, as the case may be, contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Closing Date or that will or may result in the failure to satisfy any of the conditions specified in Article IX of this Agreement and (ii) any failure of the Company or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement.


     SECTION 6.7.  CONSENTS.

     To the extent that third party consents relating to Assumed Contracts have not been obtained by the Company as of the Closing, the Company shall, during the remaining term of such Assumed Contracts (the "Non-Assignable Contracts"), use all Commercially Reasonable

Efforts to (a) obtain the consent of the applicable third party, (b) to the extent legally permissible under the Contract, make the benefit of such Non-Assignable Contracts available to the Purchaser so long as the Purchaser fully cooperates with the Company and promptly reimburses the Company for all payments made by the Company in connection therewith and indemnifies the Company with respect thereto, and (c) enforce, at the request of the Purchaser and at the expense and for the account of the Purchaser, any rights of the Company arising from such Non-Assignable Contracts against the other party or parties thereto (including the right to terminate any such Non-Assignable Contracts in accordance with the terms thereof). The Company will not take any action or suffer any omission which would limit or restrict or terminate in any material respect the benefits to the Purchaser of such Non-Assignable Contracts unless, in good faith and after consultation with and prior written notice to the Purchaser, the Company is ordered orally or in writing to do so by a Governmental Entity of competent jurisdiction or the Company is otherwise required to do so by law; provided that if any such order is appealable, the Company will, at the Purchaser's cost and expense, take such actions as are requested by the Purchaser to file and pursue such appeal and to obtain a stay of such order. With respect to any such Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to the Purchaser is obtained following the Closing, the Company shall transfer such Non-Assignable Contract to the Purchaser by execution and delivery of an instrument of conveyance reasonably satisfactory to the Purchaser and the Company within three
(3) business days following receipt of such approval or consent. Notwithstanding the foregoing, the Company shall not be indemnified to the extent of any losses which result from (i) the Company's failure to take any lawful action in accordance with the Purchaser's reasonable instructions or (ii) the Company's gross negligence or willful misconduct.


     SECTION 6.8.  PUBLIC ANNOUNCEMENTS.

     Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), the Purchaser and the Company shall consult with one another regarding the timing and content of all announcements regarding any aspect of this Agreement or the transactions contemplated hereby to the financial community, government agencies, employees, customers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release.


     SECTION 6.9.  SUPPLEMENTS TO SCHEDULES.

     From time to time up to the Closing Date, for informational purposes only, the Company will promptly supplement or amend the Schedules which they have delivered pursuant to this Agreement with respect to any matter first existing or occurring after the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Schedules which has been rendered inaccurate thereby. No supplement or amendment to any Schedule will have any effect with respect to claims for indemnification pursuant to Article XII or for the purpose of determining satisfaction of the conditions set forth in Section 9.2, unless such supplement or amendment is consented to by the Purchaser in writing in its sole discretion. For purposes of determining whether there is any misrepresentation or breach of a warranty, covenant or agreement by the Company hereunder, the Schedules delivered by the Company shall be deemed to include only the information contained therein on the date of this Agreement or as those Schedules may be amended or supplemental prior to the Closing in writing with the Company's and the Purchaser's written consent.


     SECTION 6.10. INSURANCE.

     If requested by the Purchaser, the Company shall in good faith cooperate with the Purchaser and take all actions reasonably requested by the Purchaser that are necessary or desirable to permit the Purchaser to have available to it at the Purchaser's sole expense following the Closing the benefits (whether direct or indirect) of the insurance policies maintained by or on behalf of the Company with respect to the Business, the Assets or the Assumed Liabilities that are currently in force.


     SECTION 6.11. NON-COMPETITION.

     (a) Definitions. For the purposes of this Section 6.11, the following definitions shall apply:

          (i) "Business Activities" shall mean after-fabrication hot-dip galvanizing.

          (ii) "Confidential Information" shall mean any data or information primarily relating to the Business, other than Trade Secrets, which is valuable to the operation of the Business, and not generally known to competitors.

          (iii) "Noncompete Period" shall mean the period beginning on the Closing Date and continuing until the earlier of the date that the Purchaser ceases substantially all of its operations in Stark County, Ohio, or for a period of two (2) years from the Closing Date.

          (iv) "Territory" shall mean the States of Ohio, Michigan, Indiana, Kentucky, Pennsylvania, and West Virginia.

          (v) "Trade Secrets" shall mean information primarily relating to the Business, the Assets or the Assumed Liabilities, including, but not limited to, technical or nontechnical data, a formula, pattern, compilation, program, including, without limitation, computer software and related source codes, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers, or other information similar to any of the foregoing, which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use.

     (b) Trade Secrets. The Company shall hold in confidence at all times after the date hereof all Trade Secrets, and shall not disclose, publish or make use of Trade Secrets at any time after the date hereof without the prior written consent of the Purchaser. Nothing in this Agreement shall diminish the rights of the Purchaser regarding the protection of Trade Secrets and other intellectual property pursuant to applicable law, provided, however, the Company shall have the right to otherwise use the Trade Secrets in the ordinary course of its business, consistent with past practice.

     (c) Confidential Information. The Company shall hold in confidence all Confidential Information and not disclose, publish or make use of Confidential Information without the prior written consent of the Purchaser. Purchaser agrees that it shall hold in confidence any and all Confidential Information regarding the Company, and shall not disclose, publish, or make use of Confidential Information without the prior written consent of the Company, except for such disclosures required by law.

     (d) Noncompetition.

          (i) The Company acknowledges that the Company conducts Business Activities throughout the Territory. The Company acknowledges that to protect adequately the interest of the Purchaser in the Business, it is essential that any noncompete covenant with respect thereto cover the Company with respect to all Business Activities and the entire Territory.

          (ii) The Company shall not, during the Noncompete Period, in any manner, directly or indirectly or by assisting others, engage in, have an equity or profit interest in, or render services (of an executive, marketing, manufacturing, research and development, administrative, financial or consulting nature) to any business that conducts any of the Business Activities in the Territory.

     (e) Nonsolicitation. The Company hereby agrees that it shall not, prior to the second (2nd) anniversary of the Closing Date, in any manner, directly or indirectly or by assisting others, recruit or hire away or attempt to recruit or hire away, on any of their behalves or on behalf of any other Person, any employee of the Company who is hired by the Purchaser pursuant to this Agreement or the transactions contemplated hereby, unless the employee is terminated by the Purchaser.

     (f) Severability. If a judicial or arbitral determination is made that any of the provisions of this Section 6.11 constitutes an unreasonable or otherwise unenforceable restriction against the Company, the provisions of this Section
6.11 shall be rendered void only to the extent that such judicial or arbitral determination finds such provisions to be unreasonable or otherwise unenforceable with respect to the Company. In this regard, the Parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the Territory, any prohibited business activity or any time period from the coverage of this Section 6.11 and to apply the provisions of this Section 6.11 to the remaining portion of the Territory, the remaining business activities and the remaining time period not so severed by such judicial or arbitral authority. Moreover, notwithstanding the fact that any provision of this Section 6.11 is determined not to be specifically enforceable, the Purchaser shall nevertheless be entitled to recover monetary damages as a result of the breach of such provision by the Company or such Affiliate. The time period during which the prohibitions set forth in this Section 6.11 shall apply shall be tolled and suspended for a period equal to the aggregate time during which the Company violates such prohibitions in any respect.

     (g) Injunctive Relief. Any remedy at law for any breach of the provisions contained in this Section 6.11 shall be inadequate and that the Purchaser shall be entitled to injunctive relief in addition to any other remedy the Purchaser might have under this Agreement.

     SECTION 6.12. TRADEMARKS; TRADENAMES

     (a) Except as set forth in the other subsections of this Section 6.12, after the Closing, the Purchaser shall not use any of the marks or names set forth on Schedule 6.12 (collectively or individually as the context requires, the "Company Trademarks and Tradenames").

     (b) After the Closing the Purchaser shall have the right to identify the Business and the Assets as "formerly known as Gregory Galvanizing" on stationery and other business documents for the two (2) year period from and after the Closing Date.

     (c) The Purchaser agrees to use reasonable efforts to cease using the Company Trademarks and Tradenames on buildings, cars, trucks and other fixed assets as soon as possible within a period not to exceed one (1) year after the Closing Date.


     SECTION 6.13. RISK OF LOSS.

     The risk of loss with respect to the Assets shall remain with the Company until the Closing. Until the Closing, the Company shall maintain in force all the policies of property damage insurance under which any of the Assets is insured. If before the Closing any of the Assets is lost, damaged or destroyed and the loss, damage or destruction would likely result in a Material Adverse Effect on the Business or Assets, then:

     (a) the Purchaser may terminate this Agreement in accordance with the provisions of Section 11.1; or

     (b) the Purchaser shall proceed to Closing and may require the Company at the Closing to assign to the Purchaser the proceeds of any insurance payable to Company or its Affiliate as a result of the occurrence of such loss, damage or destruction.


     SECTION 6.14. CUSTOMER VISITS.

     Between the date hereof and the Closing Date, and subject to such reasonable limitations as the Company shall deem necessary, the Company shall permit the Purchaser to discuss and meet, and shall cooperate in such discussions and meetings, with any customer of the Business that the Purchaser so requests. A senior executive of the Company, reasonably satisfactory to the Purchaser, shall accompany the Purchaser's representative to such meeting and shall participate with the Purchaser's representative in any such discussions. Furthermore, the Company shall cooperate with the Purchaser in the preparation of a presentation to such customers with respect to the transactions contemplated by this Agreement.


     SECTION 6.15. PAYMENT OF RETAINED LIABILITIES.

     The Company shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of the Company under this Agreement.

     SECTION 6.16. REMOVING EXCLUDED ASSETS.

     On or before the ninetieth (90th) day after the Closing Date, the Company shall remove all Excluded Assets from all facilities and other Real Property to be occupied by the Purchaser to the extent such Excluded Assets are not to be utilized by the Purchaser for ongoing business activities performed on behalf of the Company. Such removal shall be done in such manner as to avoid any damage to the facilities and other properties to be occupied by the Purchaser and any disruption of the business operations to be conducted by the Purchaser after the Closing. Any damage to the Assets or to the facilities resulting from such removal shall be paid by the Company at the Closing. Should the Company fail to remove the Excluded Assets as required by this Section, within thirty (30) days after receipt of written notice detailing the failure, the Purchaser shall have the right, but not the obligation, (a) to remove the Excluded Assets at the Company's sole cost and expense; (b) to store the Excluded Assets and to charge the Company all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. The Company shall promptly reimburse the Purchaser for all costs and expenses incurred by the Purchaser in connection with any Excluded Assets not removed by the Company on or before the Closing Date.


     SECTION 6.17. CUSTOMER AND OTHER BUSINESS RELATIONSHIPS.

     After the Closing, the Company will cooperate with the Purchaser in its efforts to continue and maintain for the benefit of the Purchaser those business relationships of the Company existing prior to the Closing and relating to the business to be operated by the Purchaser after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and the Company will satisfy the Excluded Liabilities in a manner that is not detrimental to any of such relationships. The Company will refer to the Purchaser all inquiries relating to such Business. Neither the Company nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of the Purchaser to be engaged in after the Closing, including disparaging the name or business of the Purchaser.

                                   ARTICLE VII
                                   TAX MATTERS

     SECTION 7.1.  DEFINITIONS.

     (a) "Code" means the Internal Revenue Code of 1986, as amended.

     (b) "Pre-Closing Tax Period" means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

     (c) "Taxes" means all taxes, assessments, charges, duties, fees, levies or other governmental charges (including interest, penalties or additions associated therewith), including income, franchise, capital stock, real property, personal property, tangible, withholding, employment, payroll, social security, social contribution, unemployment compensation, disability, transfer, sales, use, excise, gross receipts, value-added and all other taxes of any kind for which the Company may have any liability imposed by any Governmental Entity, whether disputed or not, and any charges, interest or penalties imposed by any Governmental Entity.

     (d) "Tax Return" shall mean any report, return, declaration or other information required to be supplied to a Governmental Entity in connection with Taxes, including estimated returns and reports of every kind with respect to Taxes.


     SECTION 7.2.  TAX MATTERS.

     The Company hereby represents and warrants to the Purchaser that:

     (a) The Company has timely paid all Taxes, and all interest and penalties due thereon and payable by it for the Pre-Closing Tax Period which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any of the Assets, would otherwise adversely affect the Business or would result in the Purchaser becoming liable or responsible therefor.

     (b) The Company has established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay all Tax liabilities, assessments, interest and penalties which arise from or with respect to the Assets or the operation of the Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any of the Assets, would otherwise adversely affect the Business or would result in the Purchaser becoming liable therefor.


     SECTION 7.3.  TAX COOPERATION; ALLOCATION OF TAXES.

     (a) The Purchaser and the Company agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Assets (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Purchaser and the Company shall retain all books and records with respect to Taxes pertaining to the Business and the Assets for a period of at least six (6) years following the Closing Date. At the end of such period, each Party shall provide the other with at least ten (10) days prior written notice before destroying any such books and records, during which period the Party receiving such notice can elect to take possession, at its own expense, of such books and records. The Purchaser and the Company shall cooperate with each other in the conduct of any audit or other proceeding relating to Taxes involving the Assets or the Business.

     (b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between the Purchaser and the Company based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date

(with respect to any such taxable period, the "Post-Closing Tax Period"). The Company shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and the Purchaser shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for real or personal property taxes relating to the Purchased Assets, each of the Company and the Purchaser shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 7.3(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that either the Purchaser or the Company shall make any payment for which it is entitled to reimbursement under this Section 7.3(b), the other party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

     (c) Subject to Section 3.4, all excise, sales, use, value added, registration stamp, recording, documentary, conveyancing, franchise, property, transfer, gains and similar Taxes, levies, charges and fees (collectively, "Transfer Taxes") incurred in connection with the transactions contemplated by this Agreement shall be borne by the Company. The Purchaser and the Company shall cooperate in providing each other with any appropriate resale exemption certifications and other similar documentation. The party that is required by applicable law to make the filings, reports, or returns with respect to any applicable Transfer Taxes shall do so, and the other party shall cooperate with respect thereto as necessary.


                                  ARTICLE VIII
                                EMPLOYEE BENEFITS

     SECTION 8.1.  REPRESENTATIONS REGARDING OFFICERS AND EMPLOYEES.

     Schedule 8.1 contains a true and complete list of all of the officers and employees (whether full-time, part-time or otherwise) and independent contractors of the Business as of the date hereof, specifying their annual salary, hourly wages, age, position, status, length of service and the allocation of amounts paid and other benefits provided to each of them, respectively, consulting or other independent contractor fees, together with an appropriate notation next to the name of any officer or other employee on such list who is subject to any written employment agreement or any other written term sheet or other document describing the terms and/or conditions of employment of such employee or of the rendering of services by such independent contractor. Except as set forth on Schedule 8.1, the Company is not a party to or bound by any contracts, consulting agreements or termination or severance agreements in respect to any officer, employee or former employee, consultant or independent contractor. The Company has provided to the Purchaser true, correct and complete copies of each such employment agreement, term sheet or other document. The Company has not received a claim from any Governmental Entity to the effect that the Company has improperly classified as an independent contractor any person named on Schedule 8.1. The Company had not made any verbal commitments to any such officers, employees or former employees, consultants or independent contractors with respect to compensation, promotion, retention, termination, severance or similar matters in connection with the transactions contemplated by this Agreement or otherwise. Except as indicated on Schedule 8.1, all officers and employees of the Company are active on the date hereof.


     SECTION 8.2.  REPRESENTATIONS REGARDING COMPANY AND EMPLOYEE BENEFIT PLANS.

     (a) The term "Company Benefit Plan" means each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by the Company or to which the Company makes or has made, or has or has had an obligation to make, contributions at any time. Schedule 8.2 contains a true and complete list of each Company Benefit Plan currently sponsored, maintained or contributed to by the Company. Any special tax status enjoyed by such plan is noted on such schedule.

     (b) The term "Employee Benefit Plan" shall mean with respect to any Person each plan, fund, program, agreement, arrangement or scheme in each case that is at any time sponsored or maintained or required to be sponsored or maintained by such Person or to which such Person makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, officers, consultants, independent contractors, contingent workers or leased employees of such Person or the dependents of any of them (whether written or oral), including, without limitation, each deferred compensation, bonus, incentive compensation, stock purchase, stock option and other equity compensation plan, "welfare" plan (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), determined without regard to whether such plan is subject to ERISA); each "pension" plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA); each severance plan or agreement, health, supplemental unemployment benefit, hospitalization insurance, medical, dental, legal and each other employee benefit plan, fund, program, agreement or arrangement.

     (c) The term "ERISA Affiliate Plan" shall mean each Employee Benefit Plan sponsored or maintained or required to be sponsored or maintained at any time by any Person (whether incorporated or unincorporated), that together with any Company would be deemed a "single employer" within the meaning of Section 414 of Code, (an "ERISA Affiliate"), or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time.

     (d) Except as set forth in Schedule 8.2,

          (i) With respect to each Company Benefit Plan identified on Schedule 8.2, the Company has heretofore delivered or made available to the Purchaser true and complete copies of the plan summaries, summary plan descriptions or, if there is no summary or summary plan description, a written description thereof, and other documentation with respect to any Company Benefit Plan as is reasonably requested by the Purchaser.

          (ii) The Business' records accurately reflect its employees' employment histories, including their hours of service and all such data is maintained in a usable form.

          (iii) No Company Benefit Plan or ERISA Affiliate Plan is or was subject to Title IV of ERISA or Section 412 of the Code, nor is any Company Benefit Plan or ERISA Affiliate Plan a "multiemployer pension plan", as defined in Section 3(37) of ERISA, or subject to Section 302 of ERISA. The Company has not terminated or withdrawn from or sought a funding waiver with respect to, and to the Company's Knowledge, no facts exist which could reasonably be expected to result in a termination or withdrawal from or seeking a funding waiver with respect to, any Company Benefit Plan which is subject to Title IV of ERISA. The Company has not incurred, and to the Company's Knowledge no facts exist which reasonably could be expected to result in, liability to the Company or any Subsidiary as a result of a termination, withdrawal or funding waiver with respect to an ERISA Affiliate Plan.

          (iv) To the Company's Knowledge, each Company Benefit Plan has been established, registered, qualified, invested, operated and administered in all respects in accordance with its terms and in compliance with ERISA, the Code and all other applicable laws, regulations, orders or other legislative, administrative or judicial promulgations (the "Applicable Benefit Laws"). The Company has not incurred, and to the Company's Knowledge, no facts exist which reasonably could be expected to result in any liability to any Company with respect to any Company Benefit Plan or any ERISA Affiliate Plan, including without limitation, any liability, tax, penalty or fee under ERISA, the Code or any Applicable Employee Benefit Law (other than to pay premiums, contributions or benefits in the ordinary course).

          (v) To the Company's Knowledge, no fact or circumstance exists that could adversely affect the tax-exempt status of a Company Benefit Plan that is intended to be tax-exempt. Further, each Company Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code and the trusts maintained thereunder that are intended to be exempt from taxation under Section 501(a) of the Code has received a favorable determination or other letter indicating that it is so qualified.

          (vi) To the Company's Knowledge, there is no pending or threatened complaint, claim (other than a routine claim for benefits), proceeding, examination, audit, investigation or other proceeding or action of any kind in or before any court, tribunal or governmental agency with respect to any Company Benefit Plan and there exists no state of facts which after notice or lapse of time or both reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding or to affect the registration of any Company Benefit Plan required to be registered.


     SECTION 8.3.  REPRESENTATIONS REGARDING LABOR RELATIONS.

     Except as set forth in Schedule 8.3,

     (a) the employees of the Business have not been, and currently are not, represented by a labor organization or group which was either certified or voluntarily recognized by any labor relations board, including, without limitation, the United States National Labor Relations Board ("NLRB"), or certified or voluntarily recognized by any other Governmental Entity;

     (b) the Company has not been and the Company is not a signatory to a collective bargaining agreement with any trade union, labor organization or group;

     (c) the Company is not aware of any pending or threatened labor board proceeding of any kind, including any such proceeding against the Company or any trade union, labor union, employee organization or labor organization representing the Business' employees;

     (d) no grievance or arbitration demand or proceeding, whether or not filed pursuant to a collective bargaining agreement, has been threatened against the Company;

     (e) in the last six (6) months, no labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other "concerted action" involving the employees of the Business has occurred, is in progress or has been threatened;

     (f) no breach of contract and/or denial of fair representation claim has been filed or is pending or threatened against the Company and/or any trade union, labor union, employee organization or labor organization representing the Business' employees;

     (g) no claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime, or other compensation, benefits, child labor or record keeping violations with respect to the Business has been filed or is pending or threatened under the Fair Labor Standards Act, Davis-Bacon Act, Walsh-Healey Act, or Service Contract Act or any other federal, state, local or foreign law, regulation or ordinance;

     (h) no discrimination and/or retaliation claim, complaint, charge or investigation has been filed or is pending or threatened against the Company with respect to the Business under the 1866, 1964 or 1991 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act ("ADEA"), the Americans with Disabilities Act ("ADA"), the Family and Medical Leave Act ("FMLA"), the Fair Labor Standards Act ("FLSA"), ERISA or any other federal law or comparable state fair employment practices act or foreign law;

     (i) if the Company is a federal or state contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show cause notice, conciliation proceeding, sanction or debarment proceeding has been threatened or filed or is pending with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or foreign agency or court and no desk audit or on-site review is in progress;

     (j) in the last six (6) months, no notice of contest, claim, complaint, citation, charge, investigation, or other administrative enforcement proceeding involving the Business has been filed or is pending or threatened against the Company under the Occupational Safety and Health Administration ("OSHA") or any other applicable law relating to occupational safety and health;

     (k) no workers' compensation or retaliation claim, complaint, charge or investigation has been filed or is pending against the Company with respect to the Business;

     (l) to the Company's knowledge, no investigation or citation of the Company with respect to the Business has occurred and no enforcement proceeding has been initiated or is pending or threatened under federal or foreign immigration law;

     (m) other than the present transaction, the Business has not taken any action that would constitute a "mass layoff", "mass termination" or "plant closing" within the meaning of the United States Worker Adjustment and Retraining Notification Act ("WARN") or otherwise would trigger notice requirements or liability under any federal, local, state or foreign plant closing notice or collective dismissal law;

     (n) in the last six (6) months, no wrongful discharge, retaliation, libel, slander or other claim, complaint, charge or investigation that arises out of the employment relationship between the Company and the Business' employees has been filed or is pending or threatened against the Company under any applicable law;

     (o) the Business has maintained and currently maintains adequate insurance as required by applicable law with respect to workers' compensation claims and unemployment benefits claims;

     (p) the Business is in material compliance with all applicable laws, regulations and orders and all contracts or collective bargaining agreements governing or concerning labor relations, unions and collective bargaining, conditions of employment, employment discrimination and harassment, wages, hours or occupations safety and health, including, without limitation, ERISA, the Immigration Reform and Control Act of 1986, the National Labor Relations Act, the Civil Rights Acts of 1866, 1964 and 1991, the Equal Pay Act, ADEA, ADA, FMLA, OSHA, the Davis Bacon Act, the Walsh-Healty Act, the Service Contract Act, Executive Order 11246, FLSA and the Rehabilitation Act of 1973 and all regulations under such acts (collectively, the "Labor Laws");

     (q) the Business is not liable for any liabilities, judgments, decrees, orders, arrearage of wages or taxes, fines or penalties for failure to comply with any of the Labor Laws;

     (r) the Company has provided the Purchaser with a copy of the policy of the Business for providing leaves of absence under the FMLA and Schedule 8.3 identifies each employee who is eligible to request FMLA leave and the amount of FMLA leave utilized by each such employee during the current leave year; each employee who will be on FMLA leave at the Closing Date and his or her job title and description, salary and benefits; each employee who has requested FMLA leave to begin after the Closing Date; a description of the leave requested; and a copy of all notices provided to such employee regarding that leave; and

     (s) the Business has paid or accrued all current assessments under workers' compensation legislation, and the Company has not been subject to any special or penalty assessment under such legislation which has not been paid.


     SECTION 8.4.  EMPLOYEES.

     (a) Transferred Employees. Commencing on the Closing Date, the Purchaser represents and warrants that the Purchaser shall offer employment, on an "at will" basis, to the employees of the Business whose names are set forth on
Schedule 8.4(a) and who are actively at work on the Closing Date. Purchaser represents and warrants that it shall offer to hire at least thirty-seven (37) employees of the Business. The Purchaser may terminate at any time after the Closing the employment of any employee who accepts such offer. Employees of the Business who accept such offer are, as of the time they first perform services for the Purchaser, referred to herein as the "Transferred Employees". The Purchaser shall have no obligation of any kind to offer employment or otherwise with respect to any employee of the Business who is not actively at work on the Closing Date, and each such employee shall remain an employee of the Company unless otherwise agreed in writing by the Purchaser. Any such offers shall be at such salary, wage and benefit levels and such other terms and conditions as the Purchaser in its sole discretion deems appropriate. The Company will not take any action which would impede, hinder, interfere or otherwise compete with the Purchaser's effort to hire any Transferred Employees. The Purchaser shall not assume responsibility for any Transferred Employee until such employee commences employment with the Purchaser. For these purposes "actively at work" will mean:
(i) any employee who has averaged a minimum of thirty (30) hours per week in a permanent position in the last three months prior to the Closing Date; (ii) any employee absent on the Closing Date due to the FMLA or similar state laws; (iii) any employee absent on the Closing Date due to maternity leave under the Company's maternity leave policy; (iv) any employee absent on the Closing Date due to military duty; (v) any employee absent on the Closing Date due to jury duty; and (vi) any employee absent on the Closing Date due to vacation or personal days consistent with the Company's employment policies.

     (b) COBRA Coverage. The Company shall be solely responsible for offering and providing any continuation coverage required under Section 4980B of the Code and Part 6 of Title I of ERISA ("COBRA Coverage") with respect to any "qualified beneficiary" who is covered by a Company Benefit Plan that is a "group health plan" (as defined under COBRA) and who experiences a qualifying event on or prior to the Closing Date. The Purchaser shall be solely responsible for offering and providing any COBRA Coverage required with respect to any Transferred Employees (or other "qualified beneficiaries") who become covered by a group health plan sponsored or contributed to by the Purchaser and who experience a "qualifying event" after the Closing Date. "Qualified beneficiary," "group health plan" and "qualifying event" are as defined in Section 4980B of the Code.

     (c) Information. Subject to limitations on disclosure under law, the Company shall provide the Purchaser all information relating to each Transferred Employee as the Purchaser may reasonable require in connection with its employment of such persons, including, without limitation, initial employment date, termination dates, reemployment dates, hours of service, compensation and tax withholding history in a form that will be usable by the Purchaser and such information shall be true and correct in all respects.


     SECTION 8.5.  COMPANY'S EMPLOYEE BENEFIT PLANS.

     (a) The Company shall retain all obligations and liabilities under the Company Benefit Plans in respect of each employee or former employee (including any beneficiary thereof) who is not a Transferred Employee. Except as expressly set forth herein, the Company shall retain all liabilities and obligations in respect of benefits accrued as of the Closing Date by Transferred Employees under the Company Benefits Plans, and neither the Purchaser nor any of its Affiliates shall have any liability with respect thereto. Except as expressly set forth herein, no assets of any Company Benefit Plan shall be transferred to the Purchaser or any of its Affiliates or to any plan of the Purchaser or any of its Affiliates.

     (b) With respect to the Transferred Employees (including any beneficiary or dependent thereof), the Company shall retain (i) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) to the extent that such liability or obligation relates to contributions or premiums accrued (whether or not payable), or to claims incurred (whether or not reported), on or prior to the Closing Date, (ii) all liabilities and obligations arising under any worker's compensation arrangement to the extent such liability or obligation relates to the period prior to the Closing Date, including liability for any retroactive worker's compensation premiums attributable to such period and (iii) all other liabilities and obligations arising under the Company Benefit Plans to the extent any such liability or obligation relates to the period prior to the Closing Date, including proportional accruals from January 1, 2004 through the Closing Date and including, without limitation, liabilities and obligations in respect of accruals through the Closing Date under any bonus plan or arrangement, any vacation plans, arrangements and policies.

     (c) With respect to any Transferred Employee (including any beneficiary or dependent thereof) who enters a hospital or is on short-term disability under any Company Benefit Plan on or prior to the Closing Date and continues in a hospital or on short-term disability after the Closing Date, the Company shall be responsible for claims and expenses incurred both before and after the Closing Date in connection with such Person, to the extent that such claims and expenses are covered by a Company Benefit Plan, until such time, (if any) that, in the case of a Transferred Employee, such Person resumes full-time employment with the Purchaser or one of its Affiliates and, in the case of any beneficiary or dependent of a Transferred Employee, such Person's hospitalization has terminated. With respect to any Company Benefit Plan covering medical expenses and other costs relating to pregnancies and maternity leave, and to the extent not covered by insurance, the Company shall be responsible for all claims (whether or not reported) and expenses incurred during the period prior to and ending on the Closing Date, and the Purchaser or one of its Affiliates shall be responsible for such benefit arrangements covering such pregnancies and maternity leave for the period subsequent to the Closing Date.


     SECTION 8.6.  PURCHASER BENEFIT PLANS.

     (a) The Purchaser or one of its Affiliates will recognize all service of the Transferred Employees with the Company, only for purposes of eligibility to participate in those employee benefit plans, within the meaning of Section 3(3) of ERISA, in which the Transferred Employees are enrolled by the Purchaser or one of its Affiliates immediately after the Closing Date.

     (b) The Purchaser shall permit each Transferred Employee to transfer, by means of rollover, his or her account balance under the Company's 401(k) Plan (the "401(k) Plan") into a defined contribution plan of the Purchaser; provided, however, that any such transfer shall be subject to the terms of such Defined Contribution Plan of the Purchaser. The Purchaser may require, as a condition to the acceptance of any such transfer, evidence satisfactory to the Purchaser of the qualified status of the 401(k) Plan, including without limitation, a copy of a favorable determination letter from the Internal Revenue Service. Each of the parties hereto shall pay its own expenses in connection with such transfer. The Purchaser shall not assume any other obligations or liabilities arising under or attributable to the 401(k) Plan, the same to be retained or assumed by the Company.

     SECTION 8.7.  CONTINUATION OF ADMINISTRATIVE SERVICES AND INSURANCE
                   COVERAGE.

     To the extent requested by the Purchaser prior to the Closing Date, the Company agrees to cover Transferred Employees under the Company Benefit Plans which provide for insurance coverage and to provide claims processing services in respect of the Transferred Employees in both cases for the period ending ten
(10) days after the Closing Date or, in either case, until such earlier time as the Purchaser can assume responsibility for such insurance and administrative services in an orderly manner. The Purchaser agrees to reimburse the Company for the Company's costs reasonably incurred in continuing to provide such insurance, and any and all claims related thereto. Such continuation of insurance shall not affect the allocation of liabilities and obligations as set forth in this
Article VIII. The Purchaser shall use all reasonable efforts to arrange for such insurance coverage as promptly as possible in order to avoid using the Company's services under this Section. The Company agrees to lease to the Purchaser the services of Dawn McKinnon Batton as a customer service representative for up to ninety (90) days after Closing. The Purchaser shall pay the Company an employee lease payment equal to the salary of Ms. Batton plus payroll taxes and her Company benefits during the time she is leased to the Purchaser.


     SECTION 8.8.  NO THIRD PARTY BENEFICIARIES.

     No provision of this Article VIII shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of the Company or of any of its subsidiaries in respect of continued employment (or resumed employment) with either the Purchaser or the Business or any of its Affiliates and no provision of this Article VIII shall create any such rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Company Benefit Plan or any plan or arrangement which may be established by the Purchaser or any of its Affiliates. No provision of this Agreement shall constitute a limitation on rights to amend, modify or terminate after the Closing Date any such plans or arrangements of the Purchaser or any of its Affiliates.


                                   ARTICLE IX
                              CONDITIONS TO CLOSING

     SECTION 9.1.  CONDITIONS TO EACH PARTY'S OBLIGATIONS.

     The respective obligations of each Party to effect the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following conditions:

     (a) Laws, Regulations and Injunction. No provision of any applicable law or regulation shall restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement. There will be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a Governmental Entity of competent jurisdiction to the effect that the purchase and sale of the Assets may not be consummated as provided in this Agreement.

     (b) Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Entity required in connection with the execution, delivery or performance of this Agreement will have been obtained or made, except where the failure to have obtained or made any such consent, approval, order, authorization, declaration or filing would not have a Material Adverse Effect on the Business or the Assets after the Closing.

     (c) Transition Services Agreement. The Parties shall have entered into the Transition Services Agreement substantially in the form of Exhibit 9.1(c) attached hereto.

     (d) Galvanizing and Fabrication Agreement. The Parties shall have entered into the Galvanizing and Fabrication Agreement substantially in the form of
Exhibit 9.1(d) attached hereto.

     (e) Lease Agreement. The Company and Gregory Properties II, L.L.C. shall have entered into a Lease Agreement for the lease of approximately four (4) acres of real property adjacent to the Real Property, which Lease Agreement shall be substantially in the form of Exhibit 9.1(e) attached hereto and a recordable form of memorandum of Lease.


     SECTION 9.2.  CONDITIONS TO OBLIGATIONS OF THE PURCHASER.

     The obligations of the Purchaser to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in Articles IV, VII and VIII shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects;

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date;

     (c) No Material Adverse Change. Between the date hereof and the Closing Date, there shall not have occurred (nor shall the Purchaser have become aware of) any Material Adverse Effect in or affecting the Business, the Assets or the Assumed Liabilities;

     (d) Company Certificate. The President and Chief Financial Officer of the Company shall have executed and delivered to the Purchaser a certificate as to compliance with the conditions set forth in Sections 9.2(a), (b) and (c) substantially in the form of Exhibit 9.2(d) attached hereto;

     (e) Consents. The Company shall have obtained and delivered to the Purchaser the written consents (or waivers with respect to thereto) as described on Schedule 4.12 (all such consents and waivers shall be in full force and effect);

     (f) Release of Liens. The Company shall have delivered to the Purchaser satisfactory evidence that all Liens affecting the Assets have been released;

     (g) Termination of Lease Agreement. The Company shall have delivered to Purchaser a Termination of Lease Agreement under the Lease dated August 14, 1999, between Company and Gregory Properties II, L.L.C. and a cancellation of the corresponding recorded memorandum of lease;

     (h) Opinion of Company's Counsel. The Purchaser shall have received an opinion of Krugliak, Wilkins, Griffiths & Dougherty Co., L.P.A., counsel to the Company, dated the Closing Date, in substantially the form attached as Exhibit 9.2(h);

     (i) Customer Visits. Following the conclusion of the customer visits referred to in Section 6.14, the Purchaser shall not have determined, in its sole discretion, that the consummation of the transactions contemplated hereunder will have a Material Adverse Effect on the Business' relationships with any of its customers;

     (j) Ancillary Documents. The Company shall have delivered, or caused to be delivered, to the Purchaser the following:

          (i) executed deeds, bills of sale, instruments of assignment, certificates of title and other conveyance documents reasonably required by Purchaser or its title company, dated the Closing Date, transferring to the Purchaser all of the Company's right, title and interest in and to the Assets, together with possession of the Assets, including the Bill of Sale (the "Bill of Sale") substantially in the form attached hereto as Exhibit 9.2(j)(i);

          (ii) documents evidencing the assignment of the Assumed Contracts and the assignment of any Assignable Licenses, including the Assignment and Assumption Agreement (the "Assignment and Assumption Agreement") substantially in the form attached hereto as Exhibit 9.2(j)(ii);

          (iii) a copy of resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement by the Company and a certificate of the secretary or assistant secretary of the Company, dated the Closing Date, certifying that such resolutions were duly adopted and are in full force and effect; and

          (iv) all other documents required to be entered into by the Company pursuant to this Agreement or reasonably requested by the Purchaser to convey the Assets to the Purchaser or to otherwise consummate the transactions contemplated by this Agreement;

     (k) Laws, Regulation and Injunction. No proceeding or lawsuit will have been commenced by any Governmental Entity for the purpose of obtaining any such injunction, writ or preliminary restraining order and no written notice will have been received by the Company or Purchaser from any Governmental Entity indicating an intent to restrain, prevent, materially delay or restructure the transactions contemplated by this Agreement; and

     (l) Lender Approvals. The Purchaser shall have received approvals for all transactions contemplated by this Agreement, including all Purchaser financing for such transactions, from the Purchaser's current lenders.


     SECTION 9.3.  CONDITIONS TO OBLIGATIONS OF THE COMPANY.

     The obligations of the Company to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of each of the following additional conditions:

     (a) Representations and Warranties. The representations and warranties of the Purchaser set forth in Article V shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, except that those representations and warranties that by their terms are qualified by materiality shall be true and correct in all respects;

     (b) Performance of Obligations by the Purchaser. The Purchaser shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date;

     (c) Certificates. The Purchaser shall have delivered to the Company a certificate of an authorized officer as to compliance with the conditions set forth in Sections 9.3(a) and (b); and

     (d) Ancillary Documents. The Purchaser shall have delivered, or caused to be delivered, to the Company the following:

          (i) documents evidencing the assumption of the Assumed Contracts, the acceptance of assignable Licenses and the assumption of the Assumed Liabilities, including the Assignment and Assumption Agreement;

          (ii) a copy of the resolutions of the board of directors of the Purchaser authorizing the execution, delivery and performance of this Agreement by the Purchaser and a certificate of its secretary or assistant secretary, dated the Closing Date, that such resolutions were duly adopted and are in full force and effect; and

          (iii) all other documents required to be entered into or delivered by the Purchaser at or prior to the Closing pursuant to this Agreement.


                                    ARTICLE X
                                     CLOSING

     The consummation of the transactions contemplated by this Agreement are referred to in this Agreement as the "Closing." The "Closing Date" will be the date on which the Closing occurs. The Closing will occur within five (5) Business Days following the satisfaction or waiver of the conditions set forth in Article IX, or on such other date as the Parties may agree. The Closing will take place at the offices of Krugliak, Wilkins, Griffiths & Dougherty Co.,

L.P.A., 4775 Munson Street, N.W., Canton, Ohio 44718 or at such other place as the Parties may agree.


                                   ARTICLE XI
                                   TERMINATION

     SECTION 11.1. TERMINATION.

     This Agreement may be terminated at any time at or prior to the Closing (the "Termination Date"):

     (a) in writing by mutual consent of the Parties;

     (b) by written notice from the Company to the Purchaser, if the Purchaser
(i) fails timely to perform in any material respect any of its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date or (ii) materially breaches any of its representations and warranties contained in this Agreement, which failure or breach in (i) or (ii) is not cured within ten (10) days after the Company has notified the Purchaser of its intent to terminate this Agreement pursuant to this subparagraph (b), or such longer period of time that is reasonably necessary to complete such cure, which extended period of time shall not exceed thirty (30) days;

     (c) by written notice from the Purchaser to the Company, if the Company (i) fails timely to perform in any material respect any of its agreements contained in this Agreement required to be performed by it on or prior to the Closing Date or (ii) materially breaches any of its representations and warranties contained in this Agreement, which failure or breach in (i) or (ii) is not cured within ten (10) days after the Purchaser has notified the Company of its intent to terminate this Agreement pursuant to this subparagraph (c), or such longer period of time as is reasonably necessary to complete such cure, which extended period of time shall not exceed thirty (30) days;

     (d) by written notice from the Purchaser to the Company under the circumstances described in Section 6.13;

     (e) by written notice from the Purchaser to the Company in the event that the Purchaser is unable to secure financing adequate to allow it to fund the Acquisition;

     (f) by written notice by the Company to the Purchaser or the Purchaser to the Company, as the case may be, if the Closing has not occurred on or prior to March 1, 2005 for any reason other than delay or nonperformance of the Party seeking such termination; or

     (g) by either the Purchaser or the Company if there shall be any law or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

     SECTION 11.2. SPECIFIC PERFORMANCE AND OTHER REMEDIES.

     The Parties each acknowledge that the rights of each Party to consummate the transactions contemplated by this Agreement are special, unique and of extraordinary character and that, in the event that any Party violates or fails or refuses to perform any covenant or agreement made by it in this Agreement, the non-breaching Party may be without an adequate remedy at law. The Parties agree, therefore, that in the event that any Party violates or fails or refuses to perform any covenant or agreement made by such Party in this Agreement, the non-breaching Party or Parties may, subject to the terms of this Agreement and in addition to any remedies at law for damages or other relief, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other equitable relief; provided, however, that if such the Purchaser terminates this Agreement pursuant to Section 11.1(e), the Company shall be entitled to receive from the Purchaser, in lieu of any other remedy, at law or in equity, to which the Company might otherwise be entitled under this Agreement, the sum of $100,000.00 within ten
(10) Business Days of Purchaser's delivery of the termination notice.


     SECTION 11.3. EFFECT OF TERMINATION.

     If this Agreement is terminated as permitted by Section 11.1, and except as provided in Section 11.1(e) above, such termination shall be without liability of either Party (or any stockholder, director, officer, employee, agent, consultant or representative of such Party) to the other Party to this Agreement; provided that if such termination shall result from the (i) willful failure of either party to fulfill a condition to the performance of the obligations of the other Party, (ii) failure to perform a covenant of this Agreement or (iii) breach by either Party hereto of any representation or warranty or agreement contained herein, such Party shall be fully liable for any and all damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 6.8 (Public Announcements), 11.3 (Effect of Termination), 13.1 (Notices), 13.6 (Controlling Law; Amendment), 13.7 (Consent to Jurisdiction), 13.8 (Waiver of Jury Trial) and 13.15 (Transaction Costs) shall survive any termination hereof pursuant to Section 11.1.


                                   ARTICLE XII
                                 INDEMNIFICATION

     SECTION 12.1. INDEMNIFICATION OBLIGATIONS OF THE COMPANY.

     Subject to the limitations in Section 12.5(a), the Company will indemnify, defend and hold harmless the Purchaser and its Affiliates, each of their respective officers, directors and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Purchaser Indemnified Parties") from, against and in respect of actual out-of-pocket losses attributable to any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

     (a) any material breach or inaccuracy of any representation or warranty made by the Company in this Agreement subject to the definition of "material" in subsection (f) below (for purposes of this Article XII, such representations and warranties shall be read without reference to materiality, or Material Adverse Effect or similar phrases);

     (b) any material breach of any covenant, agreement or undertaking made by the Company in this Agreement;

     (c) any fraud, willful misconduct or bad faith of the Company in connection with this Agreement;

     (d) any provision of any Environmental Laws arising out of or relating to
(i) any act or omission of the Company, or its employees, agents or representatives or (ii) the Company's, use, control or operation on or prior to the Closing Date of the Real Property or any plant, facility, site, area or property used in the Business (whether currently or previously owned or leased by the Company), including, without limitation, arising from any release of any Hazardous Materials or off-site shipment of any Hazardous Materials at or from the real property or any such plant, facility, site, area or property; and

     (e) The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Purchaser Indemnified Parties described in this Section 12.1 as to which the Purchaser Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as the "Purchaser Losses."

     (f) For all Purchaser Losses other than those arising under Section 12.1(a) with respect to any breach or inaccuracy of any representation or warranty in
Section 4.14, Section 12.1(d), or Section 12.8, the Purchaser shall not have the right to indemnification for any individual Purchaser Loss which is equal to or less than One Thousand Five Hundred Dollars ($1,500.00), nor shall individual Purchaser Losses which are equal to or less than such amount be counted for purposes of determining whether the aggregate amount of Purchaser Losses exceeds the threshold amount set forth in Section 12.5(a)(ii). The Purchaser further acknowledges there shall be no right to indemnification for any Purchaser Losses arising from any breach of representation or warranty under Section 4.19.


     SECTION 12.2. INDEMNIFICATION OBLIGATIONS OF THE PURCHASER.

     Subject to the limitations in Section 12.5(b), the Purchaser will indemnify, defend and hold harmless the Company and its Affiliates, and each of their respective officers and directors, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the "Company Indemnified Parties") from, against and in respect of or actual out-of-pocket losses attributable to any and all claims, liabilities, obligations, losses, costs, expenses, penalties, fines and judgments (at equity or at law, including statutory and common) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys' fees and expenses) arising out of or relating to:

     (a) any material breach or inaccuracy of any representation or warranty made by the Purchaser in this Agreement subject to the definition of "material" in subsection (f) below;

     (b) any material breach of any covenant, agreement or undertaking made by the Purchaser in this Agreement; or

     (c) any fraud, willful misconduct or bad faith of the Purchaser in connection with this Agreement;

     (d) any provision of any Environmental Laws arising out of or relating to
(i) any act or omission of the Purchaser, or its employees, agents or representatives or (ii) the Purchaser's use, control or operation after the Closing Date of the Real Property or any plant, facility, site, area or property used in the Business, including, without limitation, arising from any release of any Hazardous Materials or off-site shipment of any Hazardous Materials at or from the real property or any such plant, facility, site, area or property; and

     (e) The claims, liabilities, obligations, losses, costs, expenses, penalties, fines and damages of the Company Indemnified Parties described in this Section 12.2 as to which the Company Indemnified Parties are entitled to indemnification are hereinafter collectively referred to as "Company Losses."

     (f) For all Company Losses other than those arising under Section 12.2(d), the Company shall not have the right to indemnification for any individual Company Loss which is equal to or less than One Thousand Five Hundred Dollars ($1,500.00), and individual Company Losses which are equal to or less than such amounts shall not be counted for purposes of determining whether the aggregate amount of Company Losses exceeds the threshold amount set forth in Section 12.5(b).


     SECTION 12.3. INDEMNIFICATION PROCEDURE.

     (a) Promptly after receipt by a Purchaser Indemnified Party or a Company Indemnified Party (hereinafter collectively referred to as an "Indemnified Party") of notice by a third party (including any Governmental Entity) of any complaint or the commencement of any audit, investigation, action or proceeding with respect to which such Indemnified Party may be entitled to receive payment from the other Party for any Purchaser Losses or Company Losses (as the case may be), such Indemnified Party will notify the Purchaser or the Company, as the case may be (the "Indemnifying Party"), promptly (to be defined as no more than thirty (30) days, or sooner if action is required in less than thirty (30) days) following the Indemnified Party's receipt of such complaint or of notice of the commencement of such audit, investigation, action or proceeding. The Indemnifying Party will have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter assuming full responsibility for any Purchaser Losses or Company Losses (as the case may be) resulting from such audit, investigation, action or proceeding, to assume the defense of such audit, investigation, action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. If, however, the Indemnifying Party declines or fails to assume the defense of the audit, investigation, action or proceeding on the terms provided above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20) day period, then such Indemnified Party may employ counsel to represent or defend it in any such audit, investigation, action or proceeding and the Indemnifying Party will pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party will not be required to pay the fees and disbursements of more than one (1) counsel for all Indemnified Parties in any jurisdiction in any single audit, investigation, action or proceeding. In any audit, investigation, action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, will have the right to participate in such matter and to retain its own counsel at such Party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, will at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any matter the defense of which they are maintaining and to cooperate in good faith with each other with respect to the defense of any such matter.

     (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless
(i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 12.3(a) or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless (i) such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party and
(iii) does not contain any equitable order, judgment or term which in any manner affects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's Affiliates.

     (c) In the event any Indemnified Party should have a claim for indemnity against any Indemnifying Party that does not involve a third party claim, the Indemnified Party shall deliver notice of such claim within thirty (30) days after the event giving rise to a claim for indemnification occurs. Such notice shall specify the basis for such claim. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) calendar days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this Article, or the amount thereof, the claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this Article XII, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on such later date when the amount of such claim (or such portion of such claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim as provided above, as promptly as possible, such Indemnifying Party and the Indemnified Party will establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five (5) Business Days of the final determination of the merits and amount of such claim, the Indemnifying Party will pay to the Indemnified Party immediately available funds in an amount equal to such claim as determined hereunder.

     SECTION 12.4. CLAIMS PERIOD.

     For purposes of this Agreement, a "Claims Period" shall be the period during which a claim for indemnification may be asserted under this Agreement by an Indemnified Party. The Claims Periods under this Agreement shall begin on the Closing Date and terminate as follows:

     (a) With respect to Purchaser Losses arising under Section 12.1(a) with respect to any breach or inaccuracy of any representation or warranty in Section
4.2 (Authorization), and the second sentence of Section 4.5 (Title to Assets; Related Matters) and in Article VII (Tax Matters) (collectively, the "Surviving Representations"), the Claims Period shall continue indefinitely, except as limited by law (including by applicable statutes of limitation).

     (b) With respect to the Purchaser Losses arising under Section 12.1(a) with respect to any breach or inaccuracy of any representation or warranty in Section 4.14, Section 12.1(d), or Section 12.8, the Claims Period shall continue until such time that:

     (i) Ohio EPA has provided a written determination that the Company has fulfilled the requirements of the January 14, 1988, and October 17, 1990, Ohio EPA Director's Final Findings and Orders executed by the Ohio Environmental Protection Agency and Gregory Galvanizing & Metal Processing, Inc. and that no further action is required other than performance of required operation and maintenance and monitoring actions, and/or compliance with and maintenance of any institutional controls as contemplated in Section 12.4(b)(ii)(4); and

     (ii) Whether pursuant to RCRA Corrective Action or any other applicable regulatory program, Ohio EPA has provided a written determination that corrective action has been completed and that no further action is required pursuant to the December 2004 Letter (defined below) including, where applicable, a "Completion of Corrective Action with Controls" or similar determination that (1) a full set of corrective measures has been defined for the facility; (2) the facility has completed construction and installation of all required remedial actions; (3) site-specific media cleanup objectives have been met; and
          (4) all that remains is performance of required operation and maintenance and monitoring actions, and/or compliance with and maintenance of any institutional controls; and

     (iii) The United States EPA has provided written confirmation or has taken other affirmative action (including but not limited to the updating of its website) which shows that it has accepted Ohio EPA's determination that corrective action, if any, required by the December 2004 Letter has been completed.

     (iv) The fact that operation and maintenance and monitoring actions, and/or compliance with and maintenance of institutional controls, as provided for under Section 12.4(b)(ii), is the sole remaining requirement under any Ohio EPA Orders (defined below), shall not delay the closing of the Claims Period provided the other requirements in this Section 12.4(b) have been met. In addition, from and after the date of the required completion determination set forth above, the Purchaser shall assume responsibility for operation and maintenance and monitoring actions and/or compliance with and maintenance of institutional controls.

     (v) In connection with Section 12.4(b)(ii)(1), (2) and (3), it is the intention of the parties that the Company shall fulfill all Ohio EPA Orders (defined below) before the Claims Period expires, that Ohio EPA has provided a written determination of the same, and that the Purchaser shall have no obligation for the same. It is also the intention of the parties that the Company shall have no obligation to fulfill Ohio EPA Orders in connection with Section 12.4(b)(ii)(4), which obligations shall be the obligation of the Purchaser as set forth in Section 12.4(b)(iv).

          As used in this Section 12.4(b), the term "Ohio EPA Orders" shall mean any orders, permits, or written requirements of Ohio EPA relating to corrective action required pursuant to the December 2004 Letter.

     (vi) As used herein, the term "December 2004 Letter" shall mean the December 1, 2004, letter from Ohio EPA to T. Matthew Gregory re:
          Gregory Industries - Cleveland Avenue OHD 981 950 207 Stark County.

     (vii) This Claims Period shall apply to all Purchaser Losses arising under
          Section 12.1(a) with respect to any breach or inaccuracy of any representation or warranty in Section 4.14 or Section 12.1(d), or
          Section 12.8, regardless of their relationship to the above referenced Orders and December 2004 Letter.

     (c) With respect to Company Losses arising under Section 12.2(d), the Claims Period shall survive the Closing Date for such period of time that the Purchaser is the owner or operator of the business on the Owned Real Property and/or the Leased Real Property and for a period of two (2) years thereafter.

     (d) With respect to all other Purchaser Losses or Company Losses arising under this Agreement, the Claims Period shall terminate on the date that is four
(4) years after the Closing Date.

Notwithstanding the foregoing, if, prior to the close of business on the last day of the applicable Claims Period, an Indemnifying Party shall have been properly notified of a claim for indemnity hereunder and such claim shall not have been finally resolved or disposed of at such date, such claim shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof. The parties intend to modify the statute of limitations as between themselves to agree that no causes of action may be brought against the Indemnifying Party based upon, directly or indirectly, any of the representations, warranties, covenants or agreements contained in this Agreement, after the applicable indemnification survival period under Article XII. This Section 12.4 shall not limit any covenants or agreements of the parties that contemplated performance after Closing.


     SECTION 12.5. LIMITATIONS.

     (a) Notwithstanding the above, the parties hereby agree to the following limitations on the obligations of the Company under this Article XII:


          (i) With respect to Purchaser Losses arising as a result of a breach of Section 4.14, Section 12.1(d) or Section 12.8, the Company shall be responsible for all liability and costs for the entire duration of the Claims Period set forth in Section 12.4(b) and the limitations set forth in
     Section 12.5(a)(ii), (iv) and (v) shall not apply.

          (ii) No reimbursement for Purchaser Losses asserted under Section 12.1 shall be required unless the aggregate amount of Purchaser Losses exceeds One Hundred Thousand Dollars ($100,000.00), and in such event, indemnification shall be made by the Company only to the extent the Purchaser Losses exceed said threshold amount.

          (iii) Purchaser Losses shall be reduced by (1) the amount of any insurance proceeds paid to Purchaser with respect to such loss; and (2) any indemnity, contribution, or other similar payment made to Purchaser by any third party with respect to such loss.

          (iv) In no event shall the Company's aggregate liability to the Purchaser under this Agreement for Purchaser Losses, including without limitation, any breaches of representations or warranties, covenants or agreements, whether pursuant to this Article XII, or otherwise, exceed Three Hundred Thousand Dollars ($300,000.00).

          (v) Notwithstanding the foregoing, the parties hereby specifically agree that in addition to the limitations provided above, in the event the Purchaser makes a claim for Purchaser Losses hereunder, the parties agree that after the threshold amount in Subsection (a)(ii) above is met, the Company and Purchaser shall share, on an equal basis (50/50), any and all Purchaser Losses until such time that the limitation in Subsection (a)(iv) above is satisfied for the Company. Thereafter, the Company shall have no liability under Article XII, except for the Surviving Representations described in Section 12.4. In the event a party makes payment for a Purchaser Loss subject to the sharing arrangement under this Subsection
     (a)(v), the party making such payment shall make written request of the other party for payment hereunder, and the other party shall make payment within ten (10) business days of receipt of the written notice.

     (b) Notwithstanding the above, the parties hereby agree to limit the obligations of the Purchaser under this Article XII such that no reimbursement for Company Losses asserted under Section 12.2(a), (b) or (c) shall be required unless the aggregate amount of Company Losses arising under such Sections exceeds One Hundred Thousand Dollars ($100,000.00), and in such event, indemnification shall be made by the Purchaser only to the extent such Company Losses exceed said threshold amount.

     SECTION 12.6. INVESTIGATIONS.

     The respective representations and warranties of the Parties contained in this Agreement or in any certificate or other document delivered by any Party prior to the Closing and the rights to indemnification set forth in this Article XII will not be deemed waived or otherwise affected by any investigation made by a Party to this Agreement.


     SECTION 12.7. ACKNOWLEDGEMENT OF THE PARTIES.

     The indemnification and other provisions of this Article XII shall govern the procedure for all indemnification matters under this Agreement. Both Purchaser Indemnified Parties and Company Indemnified Parties' rights to indemnification as provided for in Section 12.1 and Section 12.2 respectively, shall constitute the sole remedy for all claims that are asserted or could have been asserted under this Article XII, and neither the Company nor the Purchaser shall have any other liability or damages to an indemnified party. Neither the Purchaser nor the Company shall have any right of offset or setoff of any payment due under this Agreement against any other payment to be made pursuant to this Agreement or otherwise, including against indemnification payments.


     SECTION 12.8. POST-CLOSING REMEDIATION PLAN ON OUTSTANDING ENVIRONMENTAL
                   ORDERS.

     (a) The Purchaser and the Company agree as follows in regard to the remaining work to fulfill the requirements of the January 14, 1988 and October 17, 1990, Ohio EPA Directors Final Findings and Orders executed by the Ohio Environmental Protection Agency and Gregory Galvanizing & Metal Processing, Inc. ("Orders") and any hazardous waste corrective action required as a result of the December 2004 Letter (collectively, the "Work"). The Company, through its employees, agents, consultants, and legal counsel, shall have the obligation to manage and control all investigations and any environmental cleanup, remediation, or related activities relating to fulfillment of the Work, and shall have the right to negotiate with and the obligation to timely fulfill any requirements or claims made by a governmental or third party related to the Work, including the right to settle or contest any such requirement or third-party claim; provided, however, that the Company shall have obtained the Purchaser's consent to any such settlement, which consent shall not be unreasonably withheld and which consent (or refusal to consent) shall be given to the Company in a timely manner consistent with timeframes of working with the regulators or other parties at issue; and provided, further, that the Purchaser shall have the right to be present at or otherwise participate in any and all meetings with governmental regulator(s) in connection with the Work. Furthermore, the Company agrees that it will allow the Purchaser and/or its agents, representatives, and/or consultants to be present, at the Purchaser's expense, at (i) any meetings and/or material telephone conferences with the Ohio EPA concerning the Work; and (ii) any meetings between the Company and its consultants. The Company will cause its consultants to prepare a monthly summary of progress made and deliver that summary to the Purchaser. Furthermore, the Company shall provide the Purchaser with any and all notices or correspondence with the Ohio EPA, United States EPA, consultants, or any other third party in any way relating to the Work hereunder.

     If any Governmental Entity obligates the Purchaser to perform the Work, in whole or in part, the Purchaser, in its sole discretion, may perform such Work or may require the Company to perform such Work.

     Any environmental cleanup, remediation, or related activities in connection with the Work shall be reasonable in scope, cost effective, and protective of human health and the environment, and shall not unreasonably interfere with the Purchaser's plans or activities.

     (b) The Purchaser hereby agrees to provide access to the Company, its agents and contractors at reasonable times for the purpose of this Section, provided, however, that the activities of the Company, its agents and contractors on the Property do not unreasonably interfere with the activities of the Purchaser on the Property. Notwithstanding the foregoing, the parties agree that the maintaining of and testing of wells located on the Property does not unreasonably interfere with the activities of the Purchaser on the Property; and provided, further, that the parties agree that should governmental regulators require activities on the Property beyond the sampling of the monitoring wells currently located on the Property, then the parties will work together in conjunction with Ohio EPA to limit such interference with the Property to the maximum extent feasible.

     (c) With respect to all matters covered by this section of this Agreement, the parties agree to cooperate with each other and to provide to the other such information as may be reasonably requested regarding these matters, including providing the other with access to and the right to copy, at the requesting party's expense, all relevant data, records, studies, reports, or other documents. The parties further agree to provide the other reasonable access to their respective properties and employees, on a mutually convenient basis. Such access to employees may include interviews or attendance at depositions or legal or administrative proceedings and meetings and conferences with governmental agencies.

     (d) The Purchaser and the Company each agree to keep and hold confidential any and all reports, documents, memoranda, and other information regarding or otherwise respecting matters herein, or for which the party is being indemnified or is claiming indemnification pursuant to Article XII. Notwithstanding anything to the contrary in this Agreement, neither the Company nor the Purchaser shall have an indemnification obligation to the other, nor shall the Purchaser or the Company file a suit or arbitration claim against the other for environmental issues that are and/or may be subject to the environmental indemnifications set forth in Article XII in the event that the Purchaser or the Company reports such environmental issue(s) to any regulator or third party, unless the party in question is required by law to report such environmental issue and unless said party complies with the remaining provisions of this paragraph. For any environmental condition for which either party has or may have an indemnification obligation to the other, or to the extent that either party at any time believes that it has an obligation to report such environmental condition(s) to any regulator or third party, said party agrees (1) to immediately notify the other party, and contemporaneously with such notification, to deliver to the other party all documents and/or analyses that support the notifying party's belief that it has an obligation to report such environmental condition(s) to a regulator and/or third party; and (2) the reporting party agrees not to disclose such information to any regulator and/or third party until at least ten (10) days after said party has complied with the foregoing provisions of this paragraph.

     SECTION 12.9. LETTER OF CREDIT.

     The Company agrees, in consideration of the agreements of the Purchaser contained in this Agreement, to provide on behalf of the Purchaser Indemnified Parties, an irrevocable letter of credit (the "Irrevocable Letter of Credit") payable to the Purchaser to secure indemnification payments of the Company for Purchaser Losses arising as a result of a breach of Section 4.14, Section 12.1(d) or Section 12.8 (collectively, the "Environmental Indemnification Obligations"). The Irrevocable Letter of Credit (and any agreements related to the Irrevocable Letter of Credit) shall be (i) in the form and in substance as approved by the Purchaser, (ii) in the aggregate amount of no less than One Million Dollars ($1,000,000.00) and (iii) in place until the date on which the Claims Period as described in Section 12.4(b) terminates. The Company also agrees to deliver the Irrevocable Letter of Credit to the Purchaser on the Closing Date and to execute and deliver any related documentation as may be reasonably requested by the Purchaser, any of the Purchaser Indemnified Parties or the provider of the Irrevocable Letter of Credit. The Purchaser agrees at the request of the Company to review in good faith the amount and necessity of the Letter of Credit.


     SECTION 12.10. INSURANCE PROCEEDS.

     The Purchaser agrees to assign any and all rights it may have to insurance policies of any type, and the proceeds therefrom, that either provide payments currently or entitle the Company to payments to cover costs and expenses related to environmental cleanup or remediation or its Environmental Indemnification Obligations, in the event that the Company fails to pay its Environmental Indemnification Obligations in a timely manner.


                                  ARTICLE XIII
                            MISCELLANEOUS PROVISIONS

     SECTION 13.1. NOTICES.

     All notices, communications and deliveries under this Agreement will be made in writing signed by or on behalf of the Party making the same, will specify the Section under this Agreement pursuant to which it is given or being made, and will be delivered personally or by telecopy transmission or sent by registered or certified mail (return receipt requested) or by next day courier (with evidence of delivery and postage and other fees prepaid) as follows:

         To the Purchaser:  NAGalv - Ohio, Inc.

                            2250 East 73rd Street
                            Tulsa, Oklahoma 74136
                            Attn:  President
                            Telecopy No.: (918) 494-3999

         with a copy to:    King & Spalding LLP
                            191 Peachtree Street
                            Atlanta, Georgia 30303
                            Attn:  Paul A. Quiros, Esq.
                            Telecopy No.: (404) 572-5100

         To the Company:    Gregory Industries, Inc.
                            4100 - 13th Street SW
                            PO Box 80508
                            Canton OH  44708-0508
                            Attn:  T. Stephen Gregory, President
                            Telecopy No.: (330) 477-0626

         with a copy to:    Krugliak, Wilkins, Griffiths & Dougherty Co., L.P.A.
                            4775 Munson Street, NW
                            PO Box 36963
                            Canton, Ohio 44735
                            Attn:  John Bogniard, Esq.
                            Telecopy No.:  (330) 497-4020

or to such other representative or at such other address of a Party as such Party may furnish to the other Parties in writing. Any notice which is delivered personally or by telecopy transmission in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the Party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail (or on the first Business Day after placed in the mail if sent by overnight courier) or, if earlier, the time of actual receipt.


     SECTION 13.2. SCHEDULES AND EXHIBITS.

     The Schedules and Exhibits to this Agreement are hereby incorporated into this Agreement and are hereby made a part of this Agreement as if set out in full in this Agreement.


     SECTION 13.3. ASSIGNMENT; SUCCESSORS IN INTEREST.

     (a) No Party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Parties to this Agreement; provided, however, that the Company agrees that the Purchaser shall, without the obligation to obtain the prior written consent of any other Party to this Agreement, be entitled to assign the Environmental Indemnification Obligations to any Person to which the Purchaser sells or conveys the Owned Real Property or assigns the Leased Real Property.

     (b) This Agreement will be binding upon and will inure to the benefit of the Parties and their successors and permitted assigns, and any reference to a Party will also be a reference to a successor or permitted assign.

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

     SECTION 13.4. NUMBER; GENDER.

     Whenever the context so requires, the singular number will include the plural and the plural will include the singular, and the gender of any pronoun will include the other genders.


     SECTION 13.5. CAPTIONS.

     The titles, captions and table of contents contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement. Unless otherwise specified to the contrary, all references to Articles and Sections are references to Articles and Sections of this Agreement and all references to Schedules or Exhibits are references to Schedules and Exhibits, respectively, to this Agreement.


     SECTION 13.6. CONTROLLING LAW; AMENDMENT.

     This Agreement will be governed by and construed and enforced in accordance with the internal laws of the State of Ohio without reference to its choice of law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.


     SECTION 13.7. CONSENT TO JURISDICTION, ETC.

     Except as otherwise expressly provided in this Agreement, the Parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought only to the exclusive jurisdiction of the courts of the State of Ohio or the federal courts located in the State of Ohio, Northern District of Ohio, Akron Division, and each of the Parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. The Parties agree that, after a legal dispute is before a court as specified in this Section 13.7, and during the pendency of such dispute before such court, all actions, suits, or proceedings with respect to such dispute or any other dispute, including without limitation, any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Process in any such suit, action or proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Each Party hereto agrees that a final judgment in any action, suit or proceeding described in this Section 13.7 after the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws.


     SECTION 13.8. WAIVER OF JURY TRIAL.

     EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE COMPANY ANCILLARY DOCUMENTS OR

THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY.


     SECTION 13.9. SEVERABILITY.

     Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the Parties waive any provision of law which renders any such provision prohibited or unenforceable in any respect.


     SECTION 13.10. COUNTERPARTS.

     This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one (1) of such counterparts.


     SECTION 13.11. ENFORCEMENT OF CERTAIN RIGHTS.

     Nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person other than the Parties, and their successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such Person being deemed a third party beneficiary of this Agreement.


     SECTION 13.12. WAIVER; REMEDIES CUMULATIVE.

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Any agreement on the part of a Party to any extension or waiver of any provision of this Agreement will be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty will not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by a Party of a condition to Closing will not be considered as a waiver of any rights to indemnification that may be claimed by such Party with respect to the matters relating to such waived condition. A waiver by any Party of the performance of any act will not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.


     SECTION 13.13. INTEGRATION.

     This Agreement and the documents executed pursuant to this Agreement supersede all negotiations, agreements and understandings (both written and oral) among the Parties with respect to the subject matter of this Agreement, except for that certain Confidentiality Agreement dated April 20, 2004, between North American Galvanizing & Coatings, Inc. and the Company, and constitutes the entire agreement between the Parties. The Parties hereby agree that for purposes of this Agreement (including, but not limited to, conditions to Closing and indemnification obligations) neither Party has made to the other any representations, warranties or covenants or other disclosures other than those contained in this Agreement.


     SECTION 13.14. COOPERATION FOLLOWING THE CLOSING.

     Following the Closing, each of the Parties shall deliver to the others such further information and documents and shall execute and deliver to the others such further instruments and agreements as the other Party shall reasonably request to consummate or confirm the transactions provided for in this Agreement, to accomplish the purpose of this Agreement or to assure to the other Party the benefits of this Agreement.


     SECTION 13.15. TRANSACTION COSTS; EXPENSES.

     Except as provided above or as otherwise expressly provided herein, (a) the Purchaser will pay its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Company will pay the fees, costs and expenses of the Company incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the fees, costs and expenses of its financial advisors, accountants and counsel.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed, as of the date first above written.



                                 THE COMPANY:

                                 GREGORY INDUSTRIES, INC.


                                 By:
                                      -----------------------------
                                 Name:
                                        ---------------------------
                                 Title:
                                         --------------------------


                                 PURCHASER:

                                 NAGALV - OHIO, INC.


                                 By:
                                      -----------------------------
                                 Name:
                                        ---------------------------
                                 Title:
                                         --------------------------








                [SIGNATURE PAGE TO THE ASSET PURCHASE AGREEMENT]





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